Exhibit 10.2

REIMBURSEMENT AGREEMENT

between

WILLIAMS-SONOMA, INC.,

WILLIAMS-SONOMA SINGAPORE PTE. LTD.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

dated as of

August 30, 2013

i

ii

EXHIBITS:

Exhibit A	-	Form of Subsidiary Guaranty
Exhibit B	-	Form of Joinder Agreement
Exhibit C	-	Form of Parent Guaranty

SCHEDULES:

Schedule 1	-	Existing Letters of Credit

iii

REIMBURSEMENT AGREEMENT

THIS REIMBURSEMENT AGREEMENT dated as of August 30, 2013 is between WILLIAMS-SONOMA, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Parent”), WILLIAMS-SONOMA SINGAPORE PTE. LTD., a corporation duly organized and validly existing under the laws of Singapore (“Williams-Sonoma Singapore” and collectively with the Parent, the “Borrowers”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the “Bank”).

RECITALS:

(A) The Borrowers have requested that the Bank extend a $25,000,000 unsecured credit facility to the Borrowers for the issuance of commercial letters of credit.

(B) The Bank is willing to extend such credit facility to the Borrowers upon the terms and conditions set forth in this Agreement and the other Transaction Documents.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION OF THIS AGREEMENT

Section 1.1 Definitions. wherever used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds ten percent (10.0%) or more of any class of Capital Stock of such Person; or (c) ten percent (10.0%) or more of the Capital Stock of which is directly or indirectly beneficially owned or held by the Person in question. As used in this definition, the term “control” means the possession directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of Capital Stock by contract, or otherwise; provided, however, in no event shall the Bank be deemed an Affiliate of the Parent or any Subsidiary of the Parent.

“Agreement” means this Reimbursement Agreement, as it may be amended, restated, or otherwise modified.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

“Bank” has the meaning specified in the introductory paragraph of this Agreement.

“Bank-Related Persons” means the Bank each of the Bank’s Affiliates, and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Persons and such Affiliates.

“Bankruptcy Code” has the meaning specified in Section 8.1(d).

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus one-half of one percent (0.50%) and (b) the rate of interest in effect for such day as publicly announced from time to time by the Bank as its “prime rate.” Such rate is a rate set by the Bank based upon various factors including the Bank’s costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Borrowers” has the meaning specified in the introductory paragraph to this Agreement, and “Borrower” means any one of them.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of California.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property, which obligations are classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP. For purposes of this Agreement, the amount of such Capital Lease Obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means corporate stock and any and all shares, partnership interests, limited liability company interests, membership interests, equity interests, participations, rights, securities, or other equivalent evidences (however designated) of ownership, or any options, warrants, voting trust certificates, or other instruments evidencing an ownership interest or a right to acquire an ownership interest in a Person (however designated) issued by any entity (whether a corporation, partnership, limited liability company, or other type of entity), provided, that in no event shall the term “Capital Stock” include debt securities.

“Change of Control” means, (a) with respect to any Person, an event or series of events by which: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its Subsidiaries, or any Person acting in its capacity as trustee, agent or other fiduciary, or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of fifty percent (50.0%) or more of the Voting Stock of such Person; or (ii) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) preceding constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clause (A) and clause (B) preceding constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (b) the Parent fails to own and control (directly or indirectly) 100% of the Capital Stock of Williams-Sonoma Singapore.

“Closing Date” means August 30, 2013.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

“Credit Agreement” means the Fifth Amended and Restated Credit Agreement, dated as of September 23, 2010 by and among the Parent, various financial institutions party thereto as Lenders (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent (the “Agent”), as amended by the First Amendment to Fifth Amended and Restated Credit Agreement, dated as of May 23, 2011, by and among Parent, Lenders and Agent, and the Second Amendment to Fifth Amended and Restated Credit Agreement, dated as of June 22, 2012, by and among Parent, Lenders and Agent, and as such agreement may be further amended, restated, refinanced, replaced or otherwise modified from time to time.

“Debt” means, with respect to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with GAAP; (d) all Capital Lease Obligations of such Person; (e) Guarantees by such Person of indebtedness, liabilities, or obligations of the kinds described in clauses (a), (b), (c), (f), (g), (k) and (l) of this definition; (f) all indebtedness, liabilities, and obligations of the types described in the foregoing clauses (a) through (e) secured by a Lien existing on Property owned by such Person, whether or not the indebtedness, liabilities, and obligations secured thereby have been assumed by such Person or are non-recourse to such Person; provided, however, that the amount of such Debt of any Person described in this clause (f) shall, for purposes of this Agreement, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Debt or (ii) the fair market value of the Property encumbered, as determined by the Bank in its discretion; (g) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds, and similar instruments; (h) [reserved]; (i) all vested obligations of such Person for the payment of money under any earn-out, noncompete, consulting, or similar arrangements providing for the deferred payment of the purchase price for any property to the extent that any such obligations are, according to GAAP, reflected as a capitalized liability on a balance sheet of such Person; (j) [reserved]; (k) all indebtedness, liabilities, and obligations of such Person under any Hedge Agreement; and (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off balance sheet loan, or similar off balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP. The Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Debt.

“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Rate” means, in respect of any amount payable by a Borrower under any Transaction Document, a rate per annum equal to the sum of two percent (2.00%), plus the Base Rate.

“Disclosure Letter” means the disclosure letter dated as of the Closing Date delivered by the Borrowers to the Bank, as amended or otherwise modified from time to time.

“Dollars” and “$” mean lawful money of the U.S.

“Domestic Subsidiary” means any Subsidiary of the Parent that is organized under the laws of any political subdivision of the United States, other than any such Subsidiary substantially all of the assets of which consist of stock of one or more Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code.

“Environmental Laws” means any and all federal, state, and local laws, regulations, and requirements regulating health, safety, or the environment, as such laws, regulations, and requirements may be amended or supplemented from time to time.

“Environmental Liabilities” means, as to any Person, all indebtedness, liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements, and expenses of counsel, expert and consulting fees, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, or criminal or civil statute, including, without limitation, any Environmental Law, Permit, order, or agreement with any Governmental Authority or other Person arising from environmental, health, or safety conditions or the Release or threatened Release of a Hazardous Material into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Parent or any Subsidiary of the Parent or is under common control (within the meaning of Section 414(c) of the Code) with the Parent or any Subsidiary of the Parent.

“Event of Default” has the meaning specified in Section 8.1.

“Existing Reimbursement Agreement” means the Reimbursement Agreement dated as of July 1, 2005 between the Parent and the Bank, as amended prior to the Closing Date.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Bank on such day on such transactions as determined by the Bank.

“Fiscal Quarters” means one of four thirteen (13) week or, if applicable, fourteen (14) week quarters in a Fiscal Year, with the first of such quarters beginning on the first day of a Fiscal Year and ending on the Sunday of the thirteenth (or fourteenth, if applicable) week in such quarter.

“Fiscal Year” means the Parent’s fiscal year for financial accounting purposes beginning on the Monday following the Sunday nearest January 31 of each year and ending on the Sunday nearest January 31 of the following year. The current (as of the Closing Date) Fiscal Year of the Parent will end on February 2, 2014.

“GAAP” means generally accepted accounting principles, applied on a “consistent basis” (as such phrase is interpreted in accordance with Section 1.3), as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.

“Governmental Authority” means any nation or government, any federal, state, county, municipal, parish, provincial, township, or other political subdivision thereof, and any department, commission, board, court, agency, or other instrumentality or entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guarantee” means any indebtedness, liability, or obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person or indemnifying such other Person for any Debt and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or protecting the obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be equal to the lesser of (y) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or (z) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as mutually determined by the Parent and the Bank in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Person who is or becomes a party to any Guaranty of the Obligations or any part thereof, including each Domestic Subsidiary who is a party to the Subsidiary Guaranty pursuant to the terms of Article 4.

“Guaranty” means the Subsidiary Guaranty, the Parent Guaranty or any other guaranty agreement executed and delivered by a Person in favor of the Bank, and any and all amendments, restatements or other modifications thereof, and “Guaranties” means all of such agreements, collectively.

“Hazardous Material” means any substance, product, waste, pollutant, chemical, contaminant, insecticide, pesticide, constituent, or material which is or becomes listed, regulated or addressed under any Environmental Law as a result of its hazardous or toxic nature.

“Hedge Agreement” means any agreement, device, or arrangement designed to protect a Person from the fluctuations of interest rates, exchange rates, or forward rates applicable to its assets, liabilities, or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap, swap, or collar protection agreements, and forward rate currency or interest rate options, as the same may be amended or modified and in effect from time to time, and any cancellation, buy-back, reversal, termination, or assignment of any of the foregoing.

“Indemnified Liabilities” has the meaning specified in Section 9.2.

“Joinder Agreement” means an agreement to be executed by a Person pursuant to the terms of Section 4.2, in substantially the form of Exhibit B.

“Letter of Credit” means any commercial letter of credit issued or outstanding hereunder, including the letters of credit outstanding on the Closing Date and set forth on Schedule 1. Each Letter of Credit will be issued by the Bank for the account of any Borrower or any Subsidiary of the Parent.

“Letter of Credit Action” means the issuance, supplement, amendment, renewal, extension, modification, or other action relating to a Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Bank.

“Letter of Credit Cash Collateral Account” means a blocked deposit account maintained by a Borrower with the Bank in which such Borrower hereby grants a security interest to the Bank as security for Letter of Credit Usage and with respect to which each Borrower agrees to execute and deliver from time to time such documentation as the Bank may reasonably request to further assure and confirm such security interest; provided that any security interest granted by Williams-Sonoma Singapore shall secure only the several obligations of such entity and shall not secure any obligations of Parent.

“Letter of Credit Expiration Date” means the date which is one hundred fifty (150) days after the Maturity Date.

“Letter of Credit Usage” means, as at any date of determination, the aggregate undrawn face amount of outstanding Letters of Credit, plus the aggregate amount of all drawings under the Letters of Credit which as of such date remain not reimbursed by the Borrowers or their Subsidiaries.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

“Material Adverse Effect” means any material adverse effect, or the occurrence of any event or the existence of any condition that could reasonably be expected to have a material adverse effect, on (a) the business or financial condition, prospects, performance, or operations of the Parent individually or the Parent and its Subsidiaries taken as a whole, (b) the ability of the Parent individually or the Parent and its Subsidiaries taken as a whole to pay and perform the obligations for which it or they, as applicable, are responsible when due, or (c) the validity or enforceability of (i) any of the Transaction Documents or (ii) the rights and remedies of the Bank under any of the Transaction Documents.

“Maturity Date” means August 29, 2014.

“Maximum Rate” has the meaning specified in Section 9.12.

“Minimum Amount” means, with respect to any Letter of Credit Action, a face amount equal to $5,000.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Parent or any ERISA Affiliate at any time within the six (6) year period preceding the Closing Date or hereafter and which is covered by Title IV of ERISA.

“Obligations” means any and all obligations, indebtedness, and liabilities of the Borrowers to the Bank, arising pursuant to this Agreement or any other Transaction Document, whether now existing or hereafter arising, whether direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Borrowers to repay amounts funded under any Letter of Credit, interest on amounts funded under any Letter of Credit, and all fees, costs, and expenses (including, without limitation, Attorney Costs) provided for in the Transaction Documents.

“Other Reimbursement Agreements” means, at any time prior to the termination, maturity or expiration thereof, (a) the Reimbursement Agreement dated as of August 30, 2013 between the Parent and Bank of America, N.A., and each other agreement, document, or instrument entered into or delivered in connection therewith, as such agreements, documents, and instruments may be amended, restated, or otherwise modified from time to time and (b) the Reimbursement Agreement dated as of August 30, 2013 between the Parent and U.S. Bank National Association, and each other agreement, document, or instrument entered into or delivered in connection therewith, as such agreements, documents, and instruments may be amended, restated, or otherwise modified from time to time, and “Other Reimbursement Agreement” means any one of such agreements, documents, and instruments.

“Other Taxes” has the meaning specified in Section 3.2.

“Parent” has the meaning specified in the introductory paragraph of this Agreement.

“Parent Guaranty” means a guaranty agreement executed and delivered by the Parent in favor of the Bank, in substantially the form of Exhibit C, as such guaranty agreement may be amended, restated, or otherwise modified from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Permit” means any permit, certificate, approval, order, license, or other authorization.

“Permitted Liens” means any Liens permitted under the Credit Agreement.

“Person” means any individual, corporation, limited liability, company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity.

“Plan” means any employee benefit plan established or maintained by the Parent or any ERISA Affiliate and which is subject to Title IV of ERISA.

“Principal Office” means the office of the Bank located at 315 Montgomery Street, San Francisco, California.

“Prohibited Transaction” means any transaction described in Section 406 or 407 of ERISA or Section 4975(c)(1) of the Code for which no statutory or administrative exemption applies.

“Property” means, for any Person, property or assets of all kinds, real, personal, or mixed, tangible or intangible (including, without limitation, all rights relating thereto), whether owned or acquired on or after the Closing Date.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as the same may be amended, modified, or supplemented from time to time or any successor regulation therefor.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or from Property owned or leased by such Person, including, without limitation, the migration of Hazardous Materials through or in the air, soil, surface water, ground water, or property, in violation of Environmental Laws.

“Remedial Action” means all actions required under applicable Environmental Laws to (a) cleanup, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; provided that “Remedial Action” shall not include such actions taken in the normal course of business and in material compliance with Environmental Laws.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by the PBGC.

“Securities” means any stock, shares, options, warrants, voting trust certificates or other instruments evidencing an ownership interest or a right to acquire an ownership interest in a Person or any bonds, debentures, notes or other evidences of indebtedness for borrowed money, secured or unsecured.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, (a) when used to determine the relationship of a Person (the “parent”) to another Person, a Person (the “subsidiary”) of which an aggregate of more than fifty percent (50.0%) or more of the Capital Stock is owned of record or beneficially by the parent, or by one or more Subsidiaries of the parent, or by the parent and one or more Subsidiaries of the parent, (i) if the holders of such Capital Stock (A) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or other individuals performing similar functions), of the subsidiary, even though the right so to vote has been suspended by the happening of such a contingency, or (B) are entitled, as such holders, to vote for the election of a majority of the directors (or individuals performing similar functions) of the subsidiary, whether or not the right so to vote exists by reason of the happening of a contingency, or (ii) in the case of Capital Stock which is not issued by a corporation, if such ownership interests constitute a majority voting interest and (b) when used with respect to a Plan, ERISA or a provision of the Code pertaining to employee benefit plans, means, with respect to the parent, any corporation, trade or business (whether or not incorporated) which is under common control with the parent and is treated as a single employer with the parent under Section 414(b) or Section 414(c) of the Code and the regulations thereunder.

“Subsidiary Guarantor” means a Domestic Subsidiary of the Parent which is, or is required to be, a Guarantor hereunder.

“Subsidiary Guaranty” means a guaranty agreement executed and delivered by each of the Subsidiary Guarantors in favor of the Bank, in substantially the form of Exhibit A, as such guaranty agreement may be amended, restated, or otherwise modified from time to time.

“Taxes” has the meaning specified in Section 3.1.

“Transaction Documents” means this Agreement, each Letter of Credit Application, each Letter of Credit, the Disclosure Letter, each Guaranty (including, without limitation, the Subsidiary Guaranty and the Parent Guaranty), any Joinder Agreement, and all other agreements, documents, and instruments now or hereafter executed and/or delivered pursuant to or in connection with any of the foregoing and any and all amendments, modifications, supplements, renewals, extensions, or restatements thereof (excluding any commitment letter, term sheet, or other agreement entered into prior to the Closing Date).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of California.

“U.S.” and “United States” mean the United States of America.

“Voting Stock” means Capital Stock of a Person having by the terms thereof ordinary voting power to elect a majority of the board of directors (or similar governing body) of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency).

“Williams-Sonoma Singapore” has the meaning specified in the introductory paragraph of this Agreement.

Section 1.2 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “hereof”, “herein”, “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article, Exhibit and Section references pertain to Articles, Exhibits and Sections of this Agreement.

(ii) The term “including” is not limiting and means “including without limitation.”

(iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(c) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Transaction Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting the statute or regulation.

(d) This Agreement and other Transaction Documents may use several different limitations, tests, or measurements to regulate the same or similar matters. All such limitations, tests, and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Bank by way of consent, approval, or waiver shall be deemed modified by the phrase “in its sole discretion.”

(e) Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

Section 1.3 Accounting Terms and Determinations. The provisions of Section 1.3 of the Credit Agreement are hereby incorporated herein by this reference the same as if fully stated herein; provided that no amendment, restatement, or other modification under the Credit Agreement shall be incorporated by reference herein unless the Bank and each letter of credit issuer under an Other Reimbursement Agreement consented to such amendment, restatement or other modification in their capacities as lenders under the Credit Agreement (and such consent shall constitute notice under this Section 1.3 as well as notice of an amendment to any Other Reimbursement Agreements pursuant to Section 7.2 below). The Borrowers shall, within one (1) Business Day thereof, notify the Bank of any other amendment, restatement, or other modification to Section 1.3 of the Credit Agreement.

ARTICLE 2

CREDIT FACILITY

Section 2.1 The Letter of Credit Commitment. Subject to the terms and conditions set forth in this Agreement, (a) from the Closing Date through and including the Maturity Date, the Bank shall issue Letters of Credit as the applicable Borrower may from time to time request and (b) from the Closing Date through and including the Letter of Credit Expiration Date, the Bank shall take such Letter of Credit Actions (other than issuing Letters of Credit) as such Borrower may from time to time request; provided, however, that the Letter of Credit Usage shall not exceed $25,000,000 at any time. Unless consented to by the Bank, no Letter of Credit may have an expiration date more than one hundred fifty (150) days after the date of its issuance or last renewal; provided, however, that no Letter of Credit shall have an expiration date after the Letter of Credit Expiration Date. Notwithstanding the foregoing, if any Letter of Credit remains outstanding after the Letter of Credit Expiration Date, the applicable Borrower shall, not later than the Letter of Credit Expiration Date, deposit cash in an amount equal to such Letter of Credit Usage in a Letter of Credit Cash Collateral Account. The Bank shall have no obligation to take any Letter of Credit Action if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Bank from issuing such Letter of Credit, or any law, rule or regulation applicable to the Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Bank shall prohibit, or request that the Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Bank in good faith deems material to it; or (ii) the issuance of such Letter of Credit would violate one or more policies of the Bank applicable to letters of credit generally.

Section 2.2 Requesting Letter of Credit Actions. The applicable Borrower may irrevocably request a Letter of Credit Action in a Minimum Amount therefor in Dollars by delivering a Letter of Credit Application therefor to the Bank by notice delivered in accordance with Section 9.13 or via the Bank’s electronic trade banking system (a) with respect to the initial issuance of any Letter of Credit, not later than three (3) Business Days prior to the effective date of such issuance and (b) with respect to any Letter of Credit Action not included in clause (a) preceding, by 10:00 a.m. (San Francisco, California time) on the day of the requested Letter of Credit Action. Each request for any Letter of Credit Action shall be in a form acceptable to the Bank in its sole discretion, including, without limitation, the current form of Letter of Credit Application in use by the Bank. The Bank shall, upon satisfaction of the applicable conditions set forth in Article 7, effect such Letter of Credit Action. This Agreement shall control in the event of any conflict with any Letter of Credit Application.

Section 2.3 Reimbursement of Payments Under Letters of Credit. Promptly upon receiving notice of any drawing under a Letter of Credit, the Bank shall notify the applicable Borrower. Within one (1) Business Day of such notification from the Bank to the applicable Borrower, such Borrower shall reimburse the Bank for any payment that the Bank makes under a Letter of Credit. The Bank may, but shall not be obligated to, withdraw the amount of any such payment which is not made when due from any account of the applicable Borrower maintained with the Bank. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Parent, the Parent shall be obligated to reimburse the Bank hereunder for any and all drawings under such Letter of Credit. The Parent hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of the Parent, and that the Parent’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.4 Nature of Bank’s Funding; Interest on Unreimbursed Drawings. If the applicable Borrower fails to reimburse the Bank for a drawing under a Letter of Credit, the funding by the Bank shall be deemed to be a loan by the Bank to such Borrower. Any amount funded by the Bank hereunder shall be payable by the applicable Borrower upon demand of the Bank, and shall bear interest, from the date of such drawing through but excluding the date that payment is made, at a rate per annum equal to the Default Rate.

Section 2.5 Obligations Absolute. The obligation of the applicable Borrower to pay to the Bank the amount of any payment made by the Bank under any Letter of Credit shall be absolute, unconditional, and irrevocable. Without limiting the foregoing, the applicable Borrower’s obligation shall not be affected by any of the following circumstances:

(a) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating hereto or thereto;

(b) any amendment or waiver of or any consent to departure from such Letter of Credit, this Agreement, or any other agreement or instrument relating hereto or thereto;

(c) the existence of any claim, setoff, defense, or other rights which such Borrower or any Subsidiary of such Borrower may have at any time against the Bank, any beneficiary of such Letter of Credit (or any Person for whom any such beneficiary may be acting) or any other Person, whether in connection with such Letter of Credit, this Agreement, or any other agreement or instrument relating hereto or thereto, or any unrelated transactions;

(d) any demand, statement, or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared on its face to comply with the terms of the Letter of Credit;

(e) payment by the Bank in good faith under such Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of such Letter of Credit; or any payment made by the Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code or other applicable laws;

(f) the existence, character, quality, quantity, condition, packing, value, or delivery of any property purported to be represented by documents presented in connection with such Letter of Credit or for any difference between any such property and the character, quality, quantity, condition, or value of such property as described in such documents;

(g) the time, place, manner, order, or contents of shipments or deliveries of property as described in documents presented in connection with such Letter of Credit or the existence, nature, and extent of any insurance relative thereto;

(h) the solvency or financial responsibility of any party issuing any documents in connection with such Letter of Credit;

(i) any failure or delay in notice of shipments or arrival of any Property;

(j) any error in the transmission of any message relating to such Letter of Credit not caused by the Bank, or any delay or interruption in any such message;

(k) any error, neglect, or default of any correspondent of the Bank in connection with such Letter of Credit;

(l) any consequence arising from acts of God, wars, insurrections, civil unrest, disturbances, labor disputes, emergency conditions, or other causes beyond the control of the Bank;

(m) so long as the Bank in good faith determines that the document appears on its face to comply with the terms of the Letter of Credit, the form, accuracy, genuineness, or legal effect of any contract or document referred to in any document submitted to the Bank in connection with such Letter of Credit; and

(n) any other circumstances whatsoever where the Bank has acted in good faith.

In addition, the applicable Borrower will examine within three (3) Business Days a copy of each Letter of Credit and amendments thereto delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the Bank in writing. The Borrowers shall be conclusively deemed to have waived any such claim against the Bank and its correspondents unless such notice is given as aforesaid.

Section 2.6 Role of the Bank. The Borrowers agree that, in paying any drawing under a Letter of Credit, the Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates, and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Bank-Related Person, nor any of the respective correspondents, participants, or assignees of the Bank, shall be liable or responsible for any of the matters described in Section 2.5. In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

Section 2.7 Applicability of UCP. Subject to applicable law, unless otherwise expressly agreed by the Bank and the applicable Borrower when a Letter of Credit is issued, performance under Letters of Credit by the Bank, its correspondents, and beneficiaries will be governed by the rules of the Uniform Customs and Practice for Documentary Credits (the “UCP”), as published in its most recent version by the International Chamber of Commerce (the “ICC”) on the date any commercial Letter of Credit is issued, and including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro). Notwithstanding the foregoing, the Bank shall not be responsible to the Borrowers for, and the Bank’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of the Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where the Bank or the beneficiary is located, the practice stated in the UCP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 2.8 Letter of Credit Fees and Expenses. The applicable Borrower shall pay directly to the Bank for its sole account its customary documentary and processing charges in accordance with past practice, or as otherwise mutually agreed by the Borrowers and the Bank. Such fees and charges are nonrefundable.

Section 2.9 Termination. The term of this Agreement shall end on the Letter of Credit Expiration Date. The Borrowers shall have the right to terminate this Agreement, without premium or penalty, at any time prior to the Letter of Credit Expiration Date by giving the Bank written notice of such termination not less than thirty (30) days prior to such date of termination, provided that each applicable Borrower makes payment to the Bank of an amount equal to the aggregate amount of all outstanding Letter of Credit Usage attributable to such Borrower to be held in a Letter of Credit Cash Collateral Account.

Section 2.10 Williams-Sonoma Singapore.

(a) Several Liability. The Obligations of Williams-Sonoma Singapore shall be several in nature.

(b) Appointment of the Parent. Williams-Sonoma Singapore hereby irrevocably appoints the Parent as its agent for all purposes relevant to this Agreement and each of the other Transaction Documents, including (i) the giving and receipt of notices, and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Parent, whether or not Williams-Sonoma Singapore joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Parent in accordance with the terms of this Agreement shall be deemed to have been delivered to Williams-Sonoma Singapore.

ARTICLE 3

TAXES

Section 3.1 Withholding Taxes. Except as otherwise provided in this Agreement, any and all payments by any Borrower or any Guarantor to or for the account of the Bank hereunder or under any other Transaction Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the Bank’s income, and franchise taxes imposed on the Bank, by the jurisdiction under the laws of which the Bank is organized, located, or doing business or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If any Borrower or any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable under any Transaction Document to the Bank, (i) the sum payable shall be increased as necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this Section 3.1 and Section 3.2) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) any Borrower or any Guarantor, as applicable, shall make such deductions, (iii) any Borrower or any Guarantor, as applicable, shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (iv) any Borrower or any Guarantor, as applicable, shall furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof.

Section 3.2 Stamp Taxes; Etc. In addition, the Borrowers agree to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made by such Borrower under this Agreement or any other Transaction Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Transaction Document (“Other Taxes”).

Section 3.3 Tax Indemnification. THE BORROWERS AGREE TO INDEMNIFY THE BANK AND THE BANK-RELATED PERSONS FOR THE FULL AMOUNT OF TAXES AND OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY “TAXES” OR “OTHER TAXES” IMPOSED OR ASSERTED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER SECTION 3.1 AND SECTION 3.2) PAID BY THE BANK OR ANY BANK-RELATED PERSON (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING, WITHOUT LIMITATION, PENALTIES, INTEREST, AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, OTHER THAN PENALTIES, ADDITIONS TO TAX, INTEREST, AND EXPENSES ARISING AS A RESULT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF THE BANK OR BANK-RELATED PERSON.

ARTICLE 4

GUARANTIES

Section 4.1 Guaranties. Each Domestic Subsidiary party to the Subsidiary Guaranty as of the Closing Date and any other Subsidiary of the Parent which at any time Guarantees the indebtedness, liabilities, and obligations of the Parent under the Credit Agreement shall guarantee payment and performance of the Obligations pursuant to the Subsidiary Guaranty. Additionally, the Parent shall cause one or more of its other Domestic Subsidiaries (if any) to Guarantee (by means of the execution and delivery of a Joinder Agreement) payment and performance of the Obligations pursuant to the Subsidiary Guaranty as follows: (a) in the event that any Domestic Subsidiary which is not a Guarantor has assets of a net book value in excess of $25,000,000 or gross revenue for the most recently completed four (4) Fiscal Quarters in excess of $25,000,000 the Parent shall cause such Domestic Subsidiary to become a Guarantor as provided by Section 4.2 and (b) in the event that the Parent’s Domestic Subsidiaries which are not previously Guarantors hereunder have assets, in the aggregate for all such Domestic Subsidiaries, of a net book value in excess of $100,000,000 or gross revenue for the most recently completed four (4) Fiscal Quarters in excess of $100,000,000, the Parent shall cause one or more of such Subsidiaries to become Guarantors as provided by Section 4.2 with the effect that the assets and gross revenue of the remaining Domestic Subsidiaries of the Parent which are not Guarantors hereunder do not exceed $100,000,000 as of such date.

Section 4.2 New Guarantors. In the event that the Parent is required to cause one or more of its Subsidiaries to become Guarantors as set forth in Section 4.1, such new Guarantor or Guarantors (as the case may be) shall, contemporaneously with the delivery of the financial statements required by Section 10.1(a) and Section 10.1(b) of the Credit Agreement, execute and deliver to the Bank a Joinder Agreement pursuant to which each such Subsidiary of the Parent becomes a Guarantor under this Agreement and such other certificates and documentation, including the items otherwise required pursuant to Section 5.1, as the Bank may reasonably request.

ARTICLE 5

CONDITIONS PRECEDENT TO EFFECTIVENESS; LETTER OF CREDIT ACTIONS

Section 5.1 Conditions to Effectiveness. This Agreement shall become effective as of the Closing Date upon the satisfaction of the following conditions precedent:

(a) Deliveries. The Bank shall have received all of the following, each dated (unless otherwise indicated) the Closing Date, in form and substance satisfactory to the Bank:

(i) Resolutions; Authority. For each of the Borrowers and the Guarantors, resolutions of its board of directors (or similar governing body) certified by its Secretary or an Assistant Secretary which authorize its execution, delivery, and performance of the Transaction Documents to which it is or is to be a party;

(ii) Incumbency Certificate. For each of the Borrowers and the Guarantors, a certificate of incumbency certified by the Secretary or an Assistant Secretary certifying the names of its officers (A) who are authorized to sign the Transaction Documents to which it is or is to be a party (including, without limitation, the certificates contemplated herein) together with specimen signatures of each such officer and (B) who will, until replaced by other officers duly authorized for that purpose, act as its representatives for the purposes of signing documentation and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby;

(iii) Good Standing Certificate. A certificate of good standing for each of the Parent and the Guarantors, dated as of a recent date, issued by the state of such Person’s organization or formation, if applicable;

(iv) Reimbursement Agreement. This Agreement, together with all Schedules, Exhibits, and other attachments (if any), duly executed by the Borrowers and the Bank;

(v) Subsidiary Guaranty. The Subsidiary Guaranty executed by each of the Subsidiary Guarantors;

(vi) Parent Guaranty. The Parent Guaranty executed by the Parent.

(vii) Consents. Copies of all material consents or waivers, if any, necessary for the execution, delivery, and performance by each Borrower and each Guarantor of the Transaction Documents to which it is a party, as the Bank may require, which consents shall be certified by an authorized representative of such Borrower or such Guarantor, as applicable, as true and correct copies of such consents as of the Closing Date;

(viii) Disclosure Letter. The Disclosure Letter, duly executed by the Borrowers;

(ix) Opinions of Counsel. Satisfactory opinions of legal counsel to the Parent and the Guarantors as to such matters as the Bank may request.

(b) Attorney Costs. The Attorney Costs referred to in Section 9.1 for which statements have been presented shall have been paid in full on the Closing Date.

(c) Closing Certificate. The Bank shall have received a certificate executed by an officer of the Parent confirming that all representations and warranties contained in Article 6 and the other Transaction Documents are true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date except to the extent that such representations and warranties relate specifically to another date.

(d) Additional Documentation. The Bank shall have received such additional approvals, opinions, or other documentation as the Bank may reasonably request to effectuate the purpose hereof.

Section 5.2 All Letter of Credit Actions. The obligation of the Bank to take any Letter of Credit Action under this Agreement is subject to the following additional conditions precedent:

(a) No Default. No Default shall have occurred and be continuing, or would result from such requested Letter of Credit Action;

(b) Representations and Warranties. All of the representations and warranties contained in Article 6 and in the other Transaction Documents shall be true and correct in all material respects on and as of the date of taking such Letter of Credit Action with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date;

(c) Governmental Restrictions. Except as set forth in Schedule 5.2 to the Disclosure Letter, there shall be no governmental inquiries, injunctions, or restraining orders instituted or pending, or any statute or rule enacted, promulgated, entered, or enforced which would have a Material Adverse Effect upon a Borrower (individually) or the Parent and its Subsidiaries (taken as a whole);

(d) No Material Adverse Change. No material adverse change shall have occurred with respect to the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise), or prospects of a Borrower (individually) or the Parent and its Subsidiaries (taken as a whole) since February 3, 2013; and

(e) Letter of Credit Application. The applicable Borrower shall have delivered to the Bank a duly completed Letter of Credit Application as required by Section 2.2 and such other documentation related thereto as the Bank shall reasonably request.

Each Letter of Credit Action requested by a Borrower hereunder shall constitute a representation and warranty by the Borrowers that the conditions precedent set forth in this Section 5.3 have been satisfied (both as of the date of such notice and, unless a Borrower otherwise notifies the Bank prior to the date of such requested Letter of Credit Action as of the date of such requested Letter of Credit Action).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Agreement, each Borrower represents and warrants that the following statements are and, after giving effect to the transactions contemplated hereby will be, true, correct, and complete.

Section 6.1 Power and Authority.

(a) The Parent and each of its Subsidiaries is (i) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect;

(b) The Parent and each of its Subsidiaries has the power and authority to execute, deliver, and perform its respective obligations under the Transaction Documents to which it is or may become a party.

Section 6.2 Financial Condition. The Parent has delivered to the Bank the audited financial statements of the Parent and its Subsidiaries as of and for the Fiscal Year ended February 3, 2013. Except as set forth on Schedule 6.2 to the Disclosure Letter, such financial statements have been prepared in accordance with GAAP, and present fairly, the financial condition of the Parent and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither the Parent nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in the financial statements dated as of February 3, 2013. Since the date of the financial statements dated as of February 3, 2013, no material adverse change has occurred with respect to the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise), or prospects of a Borrower (individually) or of the Parent and its Subsidiaries (taken as a whole).

Section 6.3 Corporate and Similar Action; No Breach. The execution, delivery, and performance by the Parent and each of its Subsidiaries of the Transaction Documents to which it is or may become a party and compliance with the terms and provisions thereof have been duly authorized by all requisite action on the part of the Parent and each of its Subsidiaries, respectively, and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the articles of incorporation, bylaws, or other organizational documents (as applicable) of such Person, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any material agreement or instrument to which such Person is a party or by which any of them or any of their property is bound or subject, or (b) constitute a default under any such material agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of such Person.

Section 6.4 Operation of Business. Each of the Parent and its Subsidiaries possesses all material licenses, Permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct its business substantially as now conducted and as presently proposed to be conducted, and, to the best of their knowledge, neither the Parent nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing where such violation could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 6.4 to the Disclosure Letter, since February 3, 2013, the Parent and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course.

Section 6.5 Litigation and Judgments. Except as set forth in Schedule 6.5 to the Disclosure Letter, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending or threatened against or affecting the Parent or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, except as set forth in Schedule 6.5 to the Disclosure Letter, there are no outstanding judgments against the Parent or any of its Subsidiaries in excess of $1,000,000.

Section 6.6 Rights in Properties; Liens. The Parent and each of its Subsidiaries has good title to or valid leasehold interests in its respective Properties, real and personal and none of such Properties or leasehold interests of the Parent or any of its Subsidiaries is subject to any Lien, other than Permitted Liens.

Section 6.7 Enforceability. The Transaction Documents to which the Parent or any Subsidiary of the Parent is a party, when executed and delivered, shall constitute the legal, valid, and binding obligations of the Parent or such Subsidiary, as applicable, enforceable against such Person in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights and general principles of equity.

Section 6.8 Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or other third party is or will be necessary for the execution, delivery, or performance by the Parent or any Subsidiary of the Parent of the Transaction Documents to which it is or may become a party, except where the failure to obtain any such authorization, approval, or consent could not reasonably be expected to have a Material Adverse Effect, or for the validity or enforceability thereof.

Section 6.9 Debt. Neither the Parent nor any of its Subsidiaries has any Debt, except as set forth in Schedule 6.9 to the Disclosure Letter or as otherwise permitted by Section 11.1 of the Credit Agreement.

Section 6.10 Taxes. Except as set forth in Schedule 6.10 to the Disclosure Letter or, after the Closing Date, matters which do not violate Section 10.4 of the Credit Agreement, the Parent and each Subsidiary of the Parent have filed all federal and other material tax returns required to be filed, including all income, franchise and employment tax returns and all material property and sales tax returns, and have paid all of their respective liabilities for taxes, assessments, governmental charges, and other levies shown as due and payable on such returns and all other material liabilities for taxes, assessments, government charges and other levies that are due and payable other than, in each case, those being contested in good faith by appropriate proceedings diligently pursued for which adequate reserves have been established in accordance with GAAP. Except as set forth in Schedule 6.10 to the Disclosure Letter or, after the Closing Date, matters which do not violate Section 10.4 of the Credit Agreement, there is no pending investigation of the Parent or any Subsidiary of the Parent by any taxing authority with respect to any liability for tax or of any pending but unassessed tax liability of the Parent or any Subsidiary of the Parent.

Section 6.11 Margin Securities. Neither the Parent nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U or Regulations T or X of the Board of Governors of the Federal Reserve System), and no Letter of Credit requested by any Borrower hereunder will be used in connection with any transaction whereby the Parent or any Subsidiary of the Parent buys or carries any margin stock or extends credit to others for the purpose of buying or carrying margin stock.

Section 6.12 ERISA. With respect to each Plan, the Parent and each Subsidiary of the Parent is in compliance with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated. As of the Closing Date, no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. Neither the Parent nor any of its Subsidiaries nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan. The Parent, each Subsidiary of the Parent, and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to each Plan. Except as set forth in Schedule 6.12 to the Disclosure Letter, the present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA. Neither the Parent, any of its Subsidiaries, nor any ERISA Affiliate has any outstanding liability to the PBGC under ERISA (other than liability for the payment of PBGC premiums in the ordinary course of business).

Section 6.13 Disclosure. All factual information furnished by or on behalf of the Parent or any Subsidiary of the Parent to the Bank for purposes of or in connection with this Agreement, the other Transaction Documents, or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of the Parent or any Subsidiary of the Parent to the Bank, will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided (it being recognized by the Bank that projections and estimates as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any such projections and estimates may differ from projected or estimated results).

Section 6.14 Subsidiaries; Capitalization. As of the Closing Date, the Parent has no other Subsidiaries other than those listed in Schedule 6.14 to the Disclosure Letter. As of the Closing Date, Schedule 6.14 to the Disclosure Letter sets forth the jurisdiction of incorporation or organization of the Parent and its Subsidiaries, the percentage of the Parent’s ownership of the outstanding Voting Stock of each Subsidiary of the Parent, and the authorized, issued, and outstanding Capital Stock of the Parent and each Subsidiary of the Parent. All of the outstanding Capital Stock of the Parent and its Subsidiaries has been validly issued, is fully paid, is nonassessable, and has not been issued in violation of any preemptive or similar rights. As of the Closing Date, except as disclosed in Schedule 6.14 to the Disclosure Letter, there are (a) no outstanding subscriptions, options, warrants, calls, or rights (including, without limitation, preemptive rights) to acquire, and no outstanding securities or instruments convertible into, Capital Stock of the Parent or any of its Subsidiaries, and (b) no shareholder agreements, voting trusts, or similar agreements in effect and binding on any shareholder of (i) to the Parent’s knowledge, the Parent or any of its Capital Stock or (ii) any Subsidiary of the Parent or any of their respective Capital Stock. All shares of Capital Stock of the Parent and its Subsidiaries were issued in compliance with all applicable state and federal securities laws.

Section 6.15 Material Agreements. Except as set forth in Schedule 6.15 to the Disclosure Letter, neither the Parent nor any of its Subsidiaries is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction that could reasonably be expected to have a Material Adverse Effect. Neither the Parent nor any of its Subsidiaries is in default, or has knowledge of facts or circumstances that with the giving of notice or passage of time or both could be expected to result in a default, in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument (including, without limitation, any indenture, loan, or credit agreement, or any lease or other similar agreement or instrument) to which it is a party where such default could be expected to cause a Material Adverse Effect.

Section 6.16 Compliance with Laws. Neither the Parent nor any of its Subsidiaries is in violation of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator except for violations which could not be expected to have a Material Adverse Effect.

Section 6.17 Investment Company Act. Neither the Parent nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.18 [Reserved].

Section 6.19 Environmental Matters. Except as disclosed in Schedule 6.19 to the Disclosure Letter:

(a) to the Borrowers’ knowledge, the Parent, each Subsidiary of the Parent, and all of their respective properties, assets, and operations are in compliance with all Environmental Laws; neither the Parent nor any of its Subsidiaries has knowledge of, nor has the Parent or any Subsidiary of the Parent received notice of, any past, present, or future conditions, events, activities, practices, or incidents which interfere with or prevent the compliance or continued compliance of the Parent or its Subsidiaries with all Environmental Laws;

(b) the Parent and its Subsidiaries have obtained and maintained, and are in material compliance with, all material Permits, licenses, and authorizations that are required under applicable Environmental Laws;

(c) except in compliance in all material respects with applicable Environmental Laws, during the course of the Parent’s or any of its Subsidiaries’ ownership of or operations on any real Property, there has been no generation, treatment, recycling, storage, or disposal of hazardous waste, as that term is defined in 40 CFR Part 261 or any state equivalent, use of underground storage tanks or surface impoundments, use of asbestos containing materials, or use of polychlorinated biphenyls (PCB) used in hydraulic oils, electrical transformers, or other equipment that could reasonably be expected to have a Material Adverse Effect, and the use which the Parent and its Subsidiaries make and intend to make of their respective properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their properties or assets that could reasonably be expected to have a Material Adverse Effect;

(d) neither the Parent, any of its Subsidiaries, nor any of their respective currently or previously owned or leased Properties or operations is subject to any outstanding or, to their knowledge, threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;

(e) there are no conditions or circumstances associated with the currently or previously owned or leased Properties or operations of the Parent or any Subsidiary of the Parent that could reasonably be expected to result in any Environmental Liabilities or to have a Material Adverse Effect;

(f) neither the Parent nor any of its Subsidiaries is or operates a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the regulations thereunder, or any comparable provision of state law, and except as would not reasonably be expected to have a Material Adverse Effect, the Parent and each Subsidiary of the Parent is in compliance with all applicable financial responsibility requirements of all applicable Environmental Laws;

(g) neither the Parent nor any of its Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting an unauthorized Release; and

(h) no Lien arising under any Environmental Law has attached to any property or revenues of the Parent or any Subsidiary of the Parent.

Section 6.20 Broker’s Fees. Except as disclosed on Schedule 6.20 to the Disclosure Letter, no broker’s or finder’s fee, commission, or similar compensation will be payable by the Parent or any Subsidiary of the Parent with respect to the transactions contemplated by this Agreement.

Section 6.21 Employee Matters. Except as set forth on Schedule 6.21 to the Disclosure Letter, as of the Closing Date (a) neither the Parent nor any of its Subsidiaries, nor any of their respective employees, is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of the Parent or any Subsidiary of the Parent and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of the Parent or any Subsidiary of the Parent, and (c) there are no strikes, slowdowns, work stoppages, or controversies pending or, to the best knowledge of the Parent and the Subsidiaries of the Parent after due inquiry, threatened between the Parent or any Subsidiary of the Parent and its respective employees.

Section 6.22 Solvency. Each of the Borrowers and the Subsidiary Guarantors, individually and on a consolidated basis is Solvent.

ARTICLE 7

COVENANTS

Each Borrower covenants and agrees that, as long as this Agreement shall remain in effect or any Obligations shall remain outstanding, it will perform and observe the following covenants:

Section 7.1 Credit Agreement Covenants. The Borrowers will comply fully with each of the covenants contained in Article 10, Article 11, and Article 12 of the Credit Agreement to the extent applicable to such Borrower (each of such covenants being incorporated herein by this reference the same as if fully stated herein) whether or not such Credit Agreement remains in full force and effect; provided that no amendment, restatement, or other modification under the Credit Agreement shall be incorporated by reference herein unless the Bank and each letter of credit issuer under an Other Reimbursement Agreement consented to such amendment, restatement or other modification in their capacities as lenders under the Credit Agreement (and such consent shall constitute notice under this Section 7.1 as well as notice of an amendment to any Other Reimbursement Agreements pursuant to Section 7.2 below). The Parent shall, within one (1) Business Day thereof, notify the Bank of any other amendment, restatement, or other modification to Article 10, Article 11, or Article 12 of the Credit Agreement.

Section 7.2 Changes to Other Reimbursement Agreements. The Parent shall, within three (3) Business Days thereof, notify the Bank of any amendment, restatement or other modification to any Other Reimbursement Agreement.

Section 7.3 Further Assurances.

(a) Further Assurance. The Parent will, and will cause each of its Subsidiaries to, execute and/or deliver pursuant to this clause (a) such further documentation and take such further action as may be reasonably requested by the Bank to carry out the provisions and purposes of the Transaction Documents.

(b) Subsidiary Joinder. The Parent shall, and shall cause each Domestic Subsidiary to, execute and deliver to the Bank such documentation, including, without limitation, a Joinder Agreement, as the Bank may require in accordance with Article 4, to cause each such Domestic Subsidiary to become a party to the Subsidiary Guaranty as required by Article 4.

ARTICLE 8

DEFAULT

Section 8.1 Events of Default. Each of the following shall be deemed an “Event of Default”:

(a) any Borrower shall fail to pay (i) when due the amount of any drawing under any Letter of Credit; (ii) within three (3) Business Days of the date due any fees payable under the

Transaction Documents or any part thereof; or (iii) within three (3) Business Days after the date such Borrower receives written notice of the failure to pay when due, any other Obligation or any part thereof;

(b) any representation, warranty, or certification made or deemed made by the Parent or any Subsidiary of the Parent (or any of their respective officers) in any Transaction Document or in any certificate, report, notice, or financial statement furnished at any time in connection with any Transaction Document shall be false, misleading, or erroneous in any material respect when made or deemed to have been made;

(c) the Parent or any Subsidiary of the Parent shall fail to perform, observe, or comply with any covenant, agreement, or term contained in Article 7 (subject, in the case of Section 7.1, to the expiration of any applicable grace period specified in the Credit Agreement);

(d) the Parent or any Subsidiary of the Parent shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator, or the like of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect, the “Bankruptcy Code”), (iv) institute any proceeding or file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, (vi) admit in writing its inability to, or be generally unable to pay its debts as such debts become due, or (vii) take any corporate action for the purpose of effecting any of the foregoing;

(e) (i) a proceeding or case shall be commenced, without the application, approval, or consent of the Parent or any Subsidiary of the Parent in any court of competent jurisdiction, seeking (A) its reorganization, liquidation, dissolution, arrangement, or winding-up, or the composition or readjustment of its debts, (B) the appointment of a receiver, custodian, trustee, examiner, liquidator, or the like of the Parent or such Subsidiary or of all or any substantial part of its Property, or (C) similar relief in respect of the Parent or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment, or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days or (ii) an order for relief against the Parent or any Subsidiary shall be entered in an involuntary case under the Bankruptcy Code;

(f) the Parent or any Subsidiary of the Parent shall fail within a period of thirty (30) days after the commencement thereof to discharge or obtain a stay of any attachment, sequestration, forfeiture, or similar proceeding or proceedings involving an aggregate amount in excess of $15,000,000 against any of its assets or Properties;

(g) A final judgment or judgments for the payment of money in excess of $15,000,000 in the aggregate (to the extent not paid or fully covered by insurance acknowledged by a carrier reasonably acceptable to the Bank) shall be rendered by a court or courts against the Parent or any Subsidiary of the Parent and the same shall not be satisfied, discharged, or dismissed (or provision shall not be made for such satisfaction, discharge, or dismissal), or a stay of execution or other stay of enforcement thereof shall not be procured, within sixty (60) days from the date of entry thereof and the Parent or any Subsidiary of the Parent, as applicable, shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(h) (i) the Parent or any Subsidiary of the Parent shall fail to pay when due any principal of or interest on any Debt (other than the Obligations) beyond the period of grace (if any) if the aggregate principal amount of the affected Debt equals or exceeds $15,000,000, or the maturity of any such Debt shall have been accelerated or shall have been required to be prepaid prior to the stated maturity thereof, (ii) any event shall have occurred with respect to any Debt in the aggregate principal amount equal to or in excess of $15,000,000 that permits the holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any prepayment (other than the right to require any prepayment pursuant to (x) a regularly scheduled option to require the Parent or any Subsidiary to repurchase or prepay such Debt or (y) any redemption, repurchase or prepayment voluntarily initiated by the Parent or any Subsidiary) thereof, (iii) any event of default shall have occurred under the Credit Agreement or (iv) any event of default shall have occurred under any Other Reimbursement Agreement;

(i) this Agreement or any other Transaction Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Parent or any Subsidiary, or the Parent or any Subsidiary shall deny that it has any further liability or obligation under any of the Transaction Documents; or

(j) the occurrence of a Change of Control.

Section 8.2 Remedies. If any Event of Default shall occur and be continuing, the Bank may do any one or more of the following:

(a) Acceleration. By notice to the Borrowers, declare all outstanding amounts payable by the Borrowers under the Transaction Documents immediately due and payable, and the same shall thereupon become immediately due and payable, without further notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrowers except as where required by the specific terms of this Agreement or the other Transaction Documents;

(b) Refusal of Requests for Letter of Credit Action. The Bank may, without notice to the Borrowers or any other Person, refuse any request by a Borrower for any Letter of Credit Action;

(c) Judgment. Reduce any claim to judgment;

(d) Rights. Exercise any and all rights and remedies afforded by the laws of the state of California, or any other jurisdiction governing any of the Transaction Documents, by equity, or otherwise; and

(e) Cash Collateral. The Bank may demand immediate payment by each Borrower of an amount equal to the aggregate amount of all outstanding Letter of Credit Usage attributable to such Borrower to be held in a Letter of Credit Cash Collateral Account, and the Borrowers will immediately comply with such demand;

provided, however, that, upon the occurrence of an Event of Default under Section 8.1(d) or Section 8.1(e) with respect to any Borrower or any Guarantor, the obligation of the Bank to take any Letter of Credit Action shall automatically terminate and all amounts payable by the Borrowers or any other party under the Transaction Documents to the Bank shall thereupon become immediately due and payable, and an amount equal to the aggregate amount of all outstanding Letter of Credit Usage shall be immediately due and payable to the Bank to be held in a Letter of Credit Cash Collateral Account, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrowers.

Section 8.3 Performance by the Bank. Upon the occurrence of a Default, if any Borrower or any Guarantor shall fail to perform any agreement in accordance with the terms of the Transaction Documents, the Bank may perform or attempt to perform such agreement on behalf of such Borrower or such Guarantor, as applicable. In such event, at the request of the Bank, the applicable Borrower shall promptly pay any amount expended by the Bank in connection with such performance or attempted performance, to the Bank at the Principal Office together with interest thereon at the Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that the Bank shall not have any liability or responsibility for the performance of any obligation of any Borrower or any Guarantor under any Transaction Document.

Section 8.4 Set-off. If an Event of Default shall have occurred and be continuing, the Bank is hereby authorized at any time and from time to time, without notice to the Borrowers or any other Person (any such notice being hereby expressly waived), to set-off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding any account established by the Borrowers as a fiduciary for another Person) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the applicable Borrower against any and all of the Obligations of such Borrower now or hereafter existing under any Transaction Document, irrespective of whether or not the Bank shall have made any demand under such Transaction Documents and although the Obligations may be unmatured. The Bank agrees promptly to notify the Borrowers after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights and remedies of the Bank hereunder are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

Section 8.5 Continuance of Default. For purposes of all Transaction Documents, a Default shall be deemed to have continued and exist until the Bank shall have actually received evidence satisfactory to the Bank that such Default shall have been remedied.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Expenses. The Borrowers hereby agree to pay promptly after presentation of supporting documentation, without duplication: (a) all reasonable costs and expenses of the Bank arising in connection with the preparation, negotiation, execution, delivery, and administration of the Transaction Documents and all amendments, waivers, or other modifications to the Transaction Documents, including, without limitation, Attorney Costs of the Bank; (b) all costs and expenses of the Bank in connection with any Default and the enforcement of any Transaction Document or collection of the Obligations, including, without limitation, Attorney Costs of the Bank; (c) all fees, costs, and expenses of the Bank arising in connection with an Event of Default and the enforcement of any Transaction Document or collection of the Obligations during the existence of an Event of Default; (d) all transfer, stamp, documentary, or other similar taxes, assessments, or charges (including, without limitation, the Taxes and any penalties or interest) levied by any Governmental Authority in respect of any Transaction Document or the transactions contemplated thereby; (e) all reasonable costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or other Lien contemplated by any Transaction Document; and (f) all other reasonable costs and expenses incurred by the Bank in connection with any Transaction Document. The Attorney Costs of the Bank that the Borrowers have agreed to pay hereunder include, without limitation, the Attorney Costs of the Bank arising in connection with advice given to the Bank as to its rights and responsibilities hereunder.

Section 9.2 Indemnity by the Borrowers. Whether or not the transactions contemplated hereby are consummated, the Borrowers agree to indemnify, save and hold harmless the Bank and each Bank-Related Person (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions, or causes of action that are asserted against any Indemnitee by any Person relating directly or indirectly to a claim, demand, action, or cause of action that such Person asserts or may assert against a Borrower, any of its Affiliates, or any of their respective officers or directors; (b) any and all claims, demands, actions, or causes of action arising out of or relating to, the Transaction Documents, the commitments of the Bank hereunder, the use or contemplated use of any Letter of Credit, or the relationship of the Borrowers and the Bank under this Agreement; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action, or cause of action described in clause (a) or clause (b) preceding; and (d) any and all liabilities (including liabilities under indemnities), losses, costs, or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action, or proceeding, or as a result of the preparation of any defense in connection with any foregoing, claim, demand, action, cause of action, or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, whether or not an Indemnitee is a party to such claim, demand, action, cause of action, or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee that does not involve or has not resulted from (i) an act or omission of an Indemnitee in its capacity as Bank and (ii) an act or omission (or an alleged act or omission) by the Parent or any of its Subsidiaries. The agreements in this Section shall survive repayment of all Obligations.

Section 9.3 Limitation of Liability. Neither the Bank nor any Bank-Related Person shall have any liability with respect to any Borrower or any Guarantor for, and, by the execution of the Transaction Documents to which it is a party, each other party to any Transaction Document, hereby waives, releases, and agrees not to sue any of them upon, any claim for, any special, indirect, incidental, consequential, or punitive damages suffered or incurred by any such Person in connection with, arising out of, or in any way related to any of the Transaction Documents, or any of the transactions contemplated by any of the Transaction Documents.

Section 9.4 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Bank shall have the right to act exclusively in the interest of the Bank and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Borrower or any Guarantor, any shareholders of any Borrower or any Guarantor, or any other Person.

Section 9.5 No Fiduciary Relationship. The relationship between the Borrowers and the Guarantors on the one hand and the Bank on the other is solely that of debtor and creditor, and the Bank has no fiduciary or other special relationship with any Borrower or any Guarantor, and no term or condition of any of the Transaction Documents shall be construed so as to deem the relationship between the Borrowers and the Guarantors on the one hand and the Bank on the other to be other than that of debtor and creditor.

Section 9.6 Equitable Relief. The Borrowers recognize that in the event a Borrower or any Guarantor fails to pay, perform, observe, or discharge any or all of the Obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Bank. The Borrowers therefore agree that the Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 9.7 No Waiver; Cumulative Remedies. No failure on the part of the Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under any Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under any Transaction Document preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in the Transaction Documents are cumulative and not exclusive of any rights and remedies provided by law.

Section 9.8 Binding Effect; Successors; Participations and Assignments.

(a) This Agreement and the other Transaction Documents to which the Borrowers are a party will be binding upon and inure to the benefit of the Borrowers, the Bank, and their respective successors, participants and assigns, except that, no Borrower may participate or assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of the Bank and any such attempted assignment shall be void.

(b) Notwithstanding any other provision in this Agreement, the Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

Section 9.9 Survival. All representations and warranties made by any Borrower or any Guarantor in any Transaction Document or in any document, statement, or certificate furnished in connection with any Transaction Document shall survive the execution and delivery of the Transaction Documents and no investigation by the Bank or any closing shall affect the representations and warranties or the right of the Bank to rely upon them. Without prejudice to the survival of any other obligation of the Borrowers hereunder, the obligations under Section 9.1 and Section 9.2 shall survive termination of this Agreement.

Section 9.10 Entire Agreement. This Agreement, together with the other Transaction Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Transaction Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Bank in any other Transaction Document shall not be deemed a conflict with this Agreement. Each Transaction Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 9.11 Amendments and Waivers. Any provision of any Transaction Document may be amended or waived and any consent to any departure by any Borrower therefrom may be granted if, but only if, such amendment, waiver, or consent is in writing and is signed by the Borrowers and the Bank

(any such consent not to be unreasonably withheld). In the event of amendment by the parties to the Credit Agreement to any provisions of the Credit Agreement that have been incorporated herein by reference, such provisions will not be deemed to be amended hereunder without the written consent of the Bank to the amendment of such provisions hereunder unless the Bank and each letter of credit issuer under an Other Reimbursement Agreement consented to such amendment, restatement or other modification in their capacities as lenders under the Credit Agreement.

Section 9.12 Maximum Interest Rate. Notwithstanding anything, to the contrary contained in any Transaction Document, any interest paid or agreed to be paid under the Transaction Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Bank shall receive interest in an amount that exceeds the Maximum Rate, the excessive interest shall be applied to the principal of the Obligations or, if it exceeds the unpaid principal, refunded to the applicable Borrower. In determining, whether the interest contracted for, charged, or received by the Bank exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 9.13 Notices. All notices and other communications provided for in any Transaction Document to which a Borrower is a party shall be given or made in writing and telecopied, transmitted by e-mail, mailed by certified mail return receipt requested, or delivered to the intended recipient at the “Address for Notices” specified in Schedule 9.13 to the Disclosure Letter, or, as to any party at such other address as shall be designated by such party in a notice to each other party given in accordance with this Section. Except as otherwise provided in any Transaction Document, all such communications shall be deemed to have been duly given when transmitted by telecopy, subject to telephone confirmation of receipt, transmitted by e-mail, subject to telephone confirmation of receipt, or when personally delivered or, in the case of a mailed notice, three (3) Business Days after being duly deposited in the mail, in each case given or addressed as aforesaid; provided, however, notices to the Bank pursuant to Section 2.2 shall not be effective until received by the Bank. Any agreement of the Bank herein to receive certain notices by telephone or telecopy is solely for the convenience and at the request of a Borrower. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by a Borrower to give such notice and the Bank shall not have any liability to such Borrower or any other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic or telecopy notice. The obligation of the Borrowers to repay all amounts drawn under Letters of Credit shall not be affected in any way or to any extent by any failure of the Bank to receive written confirmation of any telephonic or telecopy notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in such telephonic or telecopy notice.

Section 9.14 Governing Law; Venue; Service of Process.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATES OF CALIFORNIA OR NEW YORK OR OF THE UNITED STATES FOR SUCH STATES, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER AND THE BANK EACH CONSENTS, FOR ITSELF

AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER AND THE BANK EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY TRANSACTION DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH BORROWER AND THE BANK EACH AGREE TO ACCEPT JOINDER IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY COURT OR JURISDICTION AGAINST THE OTHER PARTY BY ANY BENEFICIARY OF A LETTER OF CREDIT OR BY ANY ADVISING, CONFIRMING, NEGOTIATING, PAYING OR OTHER BANK, OR BY ANY OTHER PERSON OR ENTITY. WITH RESPECT TO ANY LETTER OF CREDIT OR ANY DRAWING UNDER A LETTER OF CREDIT IF THE DEFENDANT IN SUCH SUIT, ACTION OR PROCEEDING MAKES A REASONABLE DETERMINATION THAT SUCH JOINDER IS NECESSARY FOR THE JUST RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. EACH BORROWER AND THE BANK EACH WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT, OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAWS OF ANY SUCH STATE.

Section 9.15 California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Transaction Documents, (a) the parties agree, and hereby agree to advise the applicable court, that the adjudication of any such action or proceeding (and all related claims) shall be made pursuant to California Code of Civil Procedure Section 638 by a referee (who shall be a single active or retired judge) who shall hear and determine all of the issues in such action or proceeding (whether of fact or of law) and report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Sections 9.1 and 9.2, the Borrowers shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

Section 9.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 9.17 Severability. Any provision of any Transaction Document held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of such Transaction Document and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 9.18 Headings. The headings, captions, and arrangements used in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

Section 9.19 Construction. Each Borrower, each Guarantor (by its execution of the Transaction Documents to which it is a party), and the Bank each acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Transaction Documents with its legal counsel and that the Transaction Documents shall be construed as if jointly drafted by the parties thereto.

Section 9.20 Independence of Covenants. All covenants under the Transaction Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 9.21 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING UNDER ANY TRANSACTION DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY TRANSACTION DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE, AND EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.22 Confidentiality. The Bank shall use any confidential non-public information concerning the Parent and its Subsidiaries that is furnished to the Bank by or on behalf of the Parent and its Subsidiaries in connection with the Transaction Documents (collectively, “Confidential Information”) solely for the purpose of evaluating and providing products and services to them and administering and enforcing the Transaction Documents, and it will hold the Confidential Information in confidence. Notwithstanding the foregoing, the Bank may disclose Confidential Information (a) to its Affiliates or any of its or its Affiliates’ partners, directors, officers, employees, agents, trustees, administrators, managers, auditors, counsel, advisors, or representatives (collectively, the “Representatives”) whom it determines need to know such information for the purposes set forth in this Section, (b) to any Governmental Authority having or claiming to have authority to regulate or oversee any aspect of the Bank’s business or that of their Representatives in connection with the exercise of such authority or claimed authority, (c) to the extent necessary or appropriate to effect or preserve the Bank’s or any of its Affiliates’ security (if any) for any Obligation or to enforce any right or remedy or in connection with any claims asserted by or against the Bank or any of its Representatives, (d) pursuant to any subpoena or any similar legal process, (e) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder and (f) with the consent of the Parent. For purposes hereof, the term “Confidential Information” shall not include information that (x) is in the Bank’s possession prior to its being provided by or on behalf of the Parent or any of its Subsidiaries, provided that such information is not known by the Bank to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, the Parent or any of its Subsidiaries, (y) is or becomes publicly available (other than through a breach hereof by the Bank), or (z) becomes available to the Bank on a nonconfidential basis, provided that the source of such information was not known by the Bank to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.

Section 9.23 Termination of Credit Agreement. In the event that the Credit Agreement is terminated for any reason whatsoever, the provisions set forth in Section 1.3 and the covenants set forth in Article 10, Article 11, and Article 12 thereof, together with all of the definitions of all the defined terms used therein and all other portions of the Credit Agreement to which reference is made in such Articles, in each case as of such termination date, will be incorporated by reference herein and the same shall be applicable herein, mutatis mutandis, and will be deemed to continue in effect until this Agreement is terminated and all Obligations under this Agreement are fully paid and performed.

Section 9.24 USA Patriot Act. The Bank hereby notifies the Borrowers that pursuant to requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001) (the “Act”), the Bank is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow the Bank to identify the Borrowers in accordance with the Act. The Borrowers shall, promptly following a request by the Bank, provide all documentation and other information that the Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 9.25 Termination of Existing Reimbursement Agreement. The Borrowers and the Bank agree that, upon the effectiveness of this Agreement, the Existing Reimbursement Agreement and all commitments of the Bank thereunder shall automatically terminate (without any further action and notwithstanding any provision of the Existing Reimbursement Agreement that requires notice of such termination) and the Existing Reimbursement Agreement shall be of no further force or effect (except for any provision thereof that by its terms survives termination thereof).

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWERS:

WILLIAMS-SONOMA, INC.

By:	/s/ Julie P. Whalen
Name:	Julie P. Whalen
Title:	Chief Financial Officer

WILLIAMS-SONOMA SINGAPORE PTE. LTD.

By:	/s/ Julie P. Whalen
Name:	Julie P. Whalen
Title:	Director

BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Susan T. Gallagher
Name:	Susan T. Gallagher
Title:	Managing Director

EXHIBIT A

GUARANTY AGREEMENT

(Subsidiary)

This GUARANTY AGREEMENT (this “Guaranty”) dated as of August 30, 2013 is executed and delivered by each of the undersigned (collectively and individually referred to herein as the “Guarantor”), to and in favor of the Bank (as defined below).

RECITALS:

A. Williams-Sonoma, Inc. (the “Parent”), Williams-Sonoma Singapore Pte. Ltd. (“Williams-Sonoma Singapore” and collectively with the Parent, the “Borrowers” and each a “Borrower”) and Wells Fargo Bank, National Association (the “Bank”) are, concurrently herewith entering into a Reimbursement Agreement dated as of August 30, 2013 (as amended, restated, or otherwise modified from time to time, the “Reimbursement Agreement”; capitalized terms not otherwise defined herein shall have the same meaning as set forth for such terms in the Reimbursement Agreement).

B. The Guarantor has directly and indirectly benefitted and will directly and indirectly benefit from the Letters of Credit issued pursuant to the Reimbursement Agreement.

C. The execution and delivery of this Guaranty is required by the Reimbursement Agreement and is a condition to the Bank’s taking any Letter of Credit Action under the Reimbursement Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Guarantor hereby irrevocably and unconditionally guarantees to the Bank the full and prompt payment and performance of the Guaranteed Indebtedness (as defined below) upon the following terms:

1.

The term “Guaranteed Indebtedness”, as used herein means all of the “Obligations”, as defined in the Reimbursement Agreement and shall include, without limitation, (a) any and all post-petition interest and expenses (including, without limitation, Attorney Costs) whether or not allowed under any bankruptcy, insolvency, or other similar law and (b) the Borrowers’ obligation to reimburse the Bank for any and all drawings under Letters of Credit issued or outstanding on behalf of any Subsidiary (and notwithstanding that such other Subsidiary is obligated to reimburse such Letters of Credit); provided that, notwithstanding anything to the contrary contained in this Guaranty, the Guaranteed Indebtedness shall be limited to an aggregate amount equal to the greatest amount that would not render the Guarantor’s indebtedness, liabilities, or obligations hereunder void or voidable under Sections 544, 548, or 550 of the Bankruptcy Code or subject to being set aside or annulled under any applicable state law relating to fraud on creditors; provided, further, that, for purposes of the immediately preceding clauses, it shall be presumed that the Guaranteed Indebtedness hereunder does not equal or exceed any aggregate amount which would render the Guarantor’s indebtedness, liabilities, or obligations hereunder subject to being so avoided, set aside, or annulled, and the burden of proof to the contrary shall be on the party asserting to the contrary. Subject to but without limiting the generality of the foregoing sentence, the provisions of this Guaranty are severable and, in any legally binding action or proceeding involving any state corporate law or any bankruptcy, insolvency, fraudulent transfer, or other laws of general application relating to the enforcement of creditors’ rights and general principles of equity, if the indebtedness, liabilities, or obligations of the Guarantor hereunder would otherwise be held or determined to be void, invalid, or unenforceable on account of the amount of its indebtedness, liabilities, or obligations hereunder, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such indebtedness, liabilities, or obligations shall, for purposes of determining the Guarantor’s obligations under this Guaranty, without any further action by the Guarantor or any other Person, be automatically limited and reduced to the greatest amount which is valid and enforceable as determined in such action or proceeding.

2.

The Guarantor, together with each guarantor under any other guaranty (and specifically including each Guarantor hereunder), if any, relating to the Reimbursement Agreement (the “Related Guaranties”) which contain a contribution provision similar to that set forth in this paragraph 2, agrees that it and all such other guarantors (collectively, the “Contributing Guarantors”) together desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty and the Related Guaranties. Accordingly, in the event any payment or distribution is made by the Guarantor under this Guaranty or a guarantor under a Related Guaranty (a “Funding Guarantor”) that exceeds its Fair Share (as defined below), that Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor’s Fair Share Shortfall (as defined below), with the result that all such contributions will cause each Contributing Guarantor’s Aggregate Payments (as defined below) to equal its Fair Share; provided, however, that the obligations to or from any Funding Guarantor as described in this paragraph 2 shall be subordinate to the obligation of the Guarantor to pay the Guaranteed Indebtedness as more fully set forth in paragraph 11 hereof. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Adjusted Maximum Amount (as defined below) with respect to such Contributing Guarantor to (ii) the aggregate of the Adjusted Maximum Amounts with respect to all Contributing Guarantors, multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty and the Related Guaranties in respect of the obligations guaranteed. “Fair Share Shortfall” means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. “Adjusted Maximum Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty or a Related Guaranty, in each case determined in accordance with the provisions hereof and thereof; provided that, solely for purposes of calculating the “Adjusted Maximum Amount” with respect to any Contributing Guarantor for purposes of this paragraph 2, the assets or liabilities arising by virtue of any rights to or obligations of contribution hereunder or under any similar provision contained in a Related Guaranty shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty and the Related Guaranties (including, without limitation, in respect of this paragraph 2 or any similar provision contained in a Related Guaranty). The amounts payable as contributions hereunder and under similar provisions in the Related Guaranties shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this paragraph 2 or any similar provision contained in a Related Guaranty shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder or under a Related Guaranty. Each Contributing Guarantor under a Related Guaranty is a third party beneficiary to the contribution agreement set forth in this paragraph 2.

3.	This Guaranty shall be an absolute, continuing, irrevocable, and unconditional guaranty of payment and performance and not a guaranty of collection, and the Guarantor shall remain liable on its obligations hereunder until the payment and performance in full of the Guaranteed Indebtedness. No set-off, counterclaim, recoupment, reduction, or diminution of any obligation, or any defense of any kind or nature (other than payment or performance) which any Borrower may have against the Bank or any other party, or which the Guarantor may have against any Borrower, the Bank, or any other party, shall be available to, or shall be asserted by, the Guarantor against the Bank or any subsequent holder of the Guaranteed Indebtedness or any part thereof or against payment of the Guaranteed Indebtedness or any part thereof.

4.	If the Guarantor becomes liable for any indebtedness owing by a Borrower to the Bank by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby, and the rights of the Bank hereunder shall be cumulative of any and all other rights that the Bank may ever have against the Guarantor. The exercise by the Bank of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

5.	In the event of default by a Borrower in payment or performance of the Guaranteed Indebtedness, or any part thereof, when such Guaranteed Indebtedness becomes due, whether by its terms, by acceleration, or otherwise, the Guarantor shall promptly pay the amount due thereon to the Bank, without notice or demand in lawful currency of the U.S., and it shall not be necessary for the Bank, in order to enforce such payment by the Guarantor, first to institute suit or exhaust its remedies against such Borrower or others liable on such Guaranteed Indebtedness, or to enforce any rights against any collateral which shall ever have been given to secure such Guaranteed Indebtedness. In the event such payment is made by the Guarantor, then the Guarantor shall be subrogated to the rights then held by the Bank with respect to the Guaranteed Indebtedness to the extent to which the Guaranteed Indebtedness was discharged by the Guarantor and, in addition, upon payment by the Guarantor of any sums to the Bank hereunder, all rights of the Guarantor against the applicable Borrower, any other guarantor of the Guaranteed Indebtedness, or any collateral arising as a result therefrom by way of right of subrogation, reimbursement, or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of the Guaranteed Indebtedness and no such right or remedy of subrogation, reimbursement or otherwise shall be exercised or otherwise entered (except that proofs of claim may be filed in a bankruptcy or insolvency proceeding) unless and until the Guaranteed Indebtedness has been indefeasibly paid in full.

6.	If acceleration of the time for payment of any amount payable by a Borrower under the Guaranteed Indebtedness is stayed upon the insolvency, bankruptcy, or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of the Guaranteed Indebtedness shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Bank.

7.	The Guarantor hereby agrees that its obligations under this Guaranty shall not be released, discharged, diminished, impaired, reduced, or affected for any reason or by the occurrence of any event, including, without limitation, one or more of the following occurrences or events, whether or not with notice to or the consent of the Guarantor: (a) the taking or accepting of collateral as security for any or all of the Guaranteed Indebtedness or the release, surrender, exchange, or subordination of any collateral now or hereafter securing any or all of the Guaranteed Indebtedness; (b) any partial release of the liability of the Guarantor hereunder, or the full or partial release of any other guarantor of the Guaranteed Indebtedness from liability for any or all of the Guaranteed Indebtedness; (c) any disability of a Borrower, or the dissolution, insolvency, or bankruptcy of a Borrower, the Guarantor, or any other party at any time liable for the payment of any or all of the Guaranteed Indebtedness; (d) any renewal, extension, modification, waiver, amendment, or rearrangement of any or all of the Guaranteed Indebtedness or any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (e) any adjustment, indulgence, forbearance, waiver, or compromise that may be granted or given by the Bank to any Borrower, the Guarantor, or any other party ever liable for any or all of the Guaranteed Indebtedness; (f) any neglect, delay, omission, failure, or refusal of the Bank to take or prosecute any action for the collection of any of the Guaranteed Indebtedness or to foreclose or take or prosecute any action in connection with any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (g) the unenforceability or invalidity of any or all of the Guaranteed Indebtedness or of any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (h) any payment by any Borrower or any other party to the Bank is held to constitute a preference under applicable bankruptcy or insolvency law or if for any other reason the Bank is required to refund any payment or pay the amount thereof to someone else; (i) the settlement or compromise of any of the Guaranteed Indebtedness; (j) the non-perfection of any Lien securing any or all of the Guaranteed Indebtedness; (k) any impairment of any collateral securing any or all of the Guaranteed Indebtedness; (1) the failure of the Bank to sell any collateral securing any or all of the Guaranteed Indebtedness in a commercially reasonable manner or as otherwise required by law; (m) any change in the corporate existence, structure, or ownership of the Borrowers; or (n) any other circumstance which might otherwise constitute a defense available to, or discharge of, any Borrower, the Guarantor, or any other party at any time liable for the payment of any or all of the Guaranteed Indebtedness other than payment of the Guaranteed Indebtedness.

8.	The Guarantor represents and warrants as follows:

(a) All of the representations and warranties in the Reimbursement Agreement relating to the Guarantor are true and correct as of the Closing Date and on each date the representations and warranties hereunder are restated pursuant to the Transaction Documents with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date or to the extent that a fact, event, or circumstance has occurred that makes such representation or warranty untrue but which is not prohibited to occur or exist (or which does not cause a Default or an Event of Default) under the Transaction Documents.

(b) The value of the consideration received and to be received by the Guarantor as a result of the Borrowers and the Bank entering into the Reimbursement Agreement and the Guarantor’s executing and delivering this Guaranty and the other Transaction Documents to which it is a party is reasonably worth at least as much as the liability and obligation of the Guarantor hereunder and thereunder, and the Reimbursement Agreement and the extension of credit to the Borrowers thereunder have benefitted and may reasonably be expected to benefit the Guarantor directly or indirectly. Execution and delivery of this Guaranty and the other Transaction Documents to which the Guarantor is a party is necessary or convenient to the conduct, promotion, and attainment of the business of the Guarantor.

(c) The Guarantor has, independently and without reliance upon the Bank and based upon such documents and information as the Guarantor has deemed appropriate, made its own analysis and decision to enter into the Transaction Documents to which it is a party.

(d) The Guarantor has adequate means to obtain from the Borrowers on a continuing basis information concerning the financial condition and assets of the Borrowers, and the Guarantor is not relying upon the Bank to provide (and the Bank shall not have any duty to provide) any such information to the Guarantor either now or in the future.

9.	The Guarantor covenants and agrees that, as long as the Guaranteed Indebtedness or any part thereof is outstanding or the Bank has any commitment under the Reimbursement Agreement, the Guarantor will comply with all covenants set forth in the Reimbursement Agreement specifically applicable to the Guarantor, the terms of which are incorporated herein by reference.

10.	During the existence of an Event of Default, the Bank shall have the right to set-off and apply against this Guaranty or the Guaranteed Indebtedness or both, at any time and without notice to the Guarantor, any and all deposits (general or special, time or demand, provisional or final, but excluding any account established by the Guarantor as a fiduciary for another party) or other sums at any time credited by or owing from the Bank to the Guarantor whether or not the Guaranteed Indebtedness is then due and irrespective of whether or not the Bank shall have made any demand under this Guaranty. The Bank agrees promptly to notify the Parent after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights and remedies of the Bank hereunder are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

11.

(a) The Guarantor hereby agrees that the Subordinated Indebtedness (as defined below) shall be subordinate and junior in right of payment to the prior indefeasible payment in full of all Guaranteed Indebtedness as herein provided. The Subordinated Indebtedness shall not be payable, and no payment of principal, interest, or other amounts on account thereof, and no property or guarantee of any nature to secure or pay the Subordinated Indebtedness or any part thereof shall be made or given, directly or indirectly by or on behalf of any Debtor (as defined below) or received, accepted, retained, or applied by the Guarantor unless and until the Guaranteed Indebtedness shall have been indefeasibly paid in full in cash; except that prior to occurrence of an Event of Default, the Guarantor shall have the right to receive payments on the Subordinated Indebtedness made in the ordinary course of business unless, and except to the extent that, the payment or receipt of such payments is prohibited or otherwise restricted by the Reimbursement Agreement or another Transaction Document other than this Guaranty. During the existence of a Default, no payments of principal or interest may be made or given, directly or indirectly, by or on behalf of any Debtor or received, accepted, retained, or applied by the Guarantor, except for payments in Securities subordinated at least to the same extent as the Subordinated Indebtedness, unless and until the Guaranteed Indebtedness shall have been indefeasibly paid in full in cash. If any sums shall be paid to the Guarantor by any Debtor or any other Person on account of the Subordinated Indebtedness when such payment is not permitted hereunder, such sums shall be held in trust by the Guarantor for the benefit of the Bank and shall forthwith be paid to the Bank without affecting the liability of the Guarantor under this Guaranty and may be applied by the Bank against the Guaranteed Indebtedness in accordance with the terms of the Reimbursement Agreement. Upon the request of the Bank, the Guarantor shall execute, deliver, and endorse to the Bank such documentation as the Bank may request to perfect, preserve, and enforce its rights hereunder. For purposes of this Guaranty, the term “Subordinated Indebtedness” means all indebtedness, liabilities, and obligations of the Borrowers or any other party obligated at any time to pay any of the Guaranteed Indebtedness other than the Guarantor (the Borrowers and such other obligated parties (including, without limitation, any Contributing Guarantors) are referred to herein as the “Debtors”) to the Guarantor, whether such indebtedness, liabilities, and obligations now exist or are hereafter incurred or arise, or are direct, indirect, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such indebtedness, liabilities, or obligations are evidenced by a note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such indebtedness, obligations, or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by the Guarantor.

(b)	The Guarantor agrees that any and all Liens (including, without limitation, any judgment liens), upon any Debtor’s assets securing payment of any Subordinated Indebtedness shall be and remain inferior and subordinate to any and all Liens, if any, upon any Debtor’s assets securing payment of the Guaranteed Indebtedness, or any part thereof, regardless of whether such Liens in favor of the Guarantor or the Bank presently exist or are hereafter created or attached. Without the prior written consent of the Bank, until final repayment in full of all Guaranteed Indebtedness, the Guarantor shall not (i) file suit against any Debtor or exercise or enforce any other creditor’s right it may have against any Debtor (provided that the Guarantor may file proofs of claim against any Borrower or any other Debtor in any bankruptcy or insolvency proceeding), or (ii) foreclose, repossess, sequester, or otherwise take steps or institute any action or proceedings (judicial or otherwise, including, without limitation, the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief, or insolvency proceeding) to enforce any obligations of any Debtor to the Guarantor or any Liens held by the Guarantor on assets of any Debtor.

(c)	In the event of any receivership, bankruptcy, reorganization, rearrangement, debtor’s relief, or other insolvency proceeding involving any Debtor as debtor, the Bank shall have the right to prove and vote any claim under the Subordinated Indebtedness and to receive directly from the receiver, trustee, or other court custodian all dividends, distributions, and payments made in respect of the Subordinated Indebtedness, except payments in Securities subordinated at least to the same extent as the Subordinated Indebtedness, until the Guaranteed Indebtedness has been indefeasibly paid in full in cash. The Bank may apply any such dividends, distributions, and payments against the Guaranteed Indebtedness in accordance with the terms of the Reimbursement Agreement.

(d)	The Guarantor agrees that all promissory notes, accounts receivable, ledgers, records, or any other evidence of Subordinated Indebtedness shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Guaranty.

12.	No amendment or waiver of any provision of this Guaranty or consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank except as otherwise provided in the Reimbursement Agreement. No failure on the part of the Bank to exercise, and no delay in exercising, any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

13.	Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by the Borrowers or others (including, without limitation, any guarantor of the Guaranteed Indebtedness), with respect to any of the Guaranteed Indebtedness shall, if the statute of limitations in favor of the Guarantor against the Bank shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

14.	This Guaranty is for the benefit of the Bank and its successors and assigns, and, in the event of an assignment of the Guaranteed Indebtedness, or any part thereof, the rights and benefits hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty is binding not only on the Guarantor, but on the Guarantor’s successors and assigns.

15.	The Guarantor recognizes that the Bank is relying upon this Guaranty and the undertakings of the Guarantor hereunder and under the other Transaction Documents to which the Guarantor is a party in making extensions of credit to the Borrowers under the Reimbursement Agreement and further recognizes that the execution and delivery of this Guaranty and the other Transaction Documents to which the Guarantor is a party is a material inducement to the Bank in entering into the Reimbursement Agreement and continuing to extend credit thereunder. The Guarantor hereby acknowledges that there are no conditions to the full effectiveness of this Guaranty or any other Transaction Document to which it is a party.

16.	Any notice or demand to the Guarantor under or in connection with this Guaranty or any other Transaction Document to which it is a party shall be deemed effective if given to the Guarantor, at the address of the Borrowers in accordance with the notice provisions in the Reimbursement Agreement.

17.	The Guarantor shall pay on demand all Attorney Costs and all other reasonable costs and expenses incurred by the Bank in connection with the administration, enforcement, or collection of this Guaranty.

18.	The Guarantor hereby waives promptness, diligence, notice of any default under the Guaranteed Indebtedness, demand of payment, notice of acceptance of this Guaranty, presentment, notice of protest, notice of dishonor, notice of the incurring by any Borrower of additional indebtedness, and all other notices and demands with respect to the Guaranteed Indebtedness and this Guaranty.

19.	The Reimbursement Agreement, and all of the terms thereof, are incorporated herein by reference the same as if stated verbatim herein, and the Guarantor agrees that the Bank may exercise any and all rights granted to it under the Reimbursement Agreement and the other Transaction Documents without affecting the validity or enforceability of this Guaranty.

20.	Notwithstanding any provision of this Guaranty to the contrary:

(a)	The Guarantor understands and acknowledges that if the Bank forecloses, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the indebtedness, that foreclosure could impair or destroy any ability that the Guarantor may have to seek reimbursement, contribution, or indemnification from the Borrowers or others based on any right the Guarantor may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by the Guarantor under this Guaranty. The Guarantor further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of the Guarantor’s rights, if any, may entitle the Guarantor to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968). By executing this Guaranty, the Guarantor freely, irrevocably, and unconditionally (i) waives and relinquishes that defense and agrees that the Guarantor will be fully liable under this Guaranty even though the Bank may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Guaranteed Indebtedness, (ii) agrees that the Guarantor will not assert that defense in any action or proceeding which the Bank may commence to enforce this Guaranty, (iii) acknowledges and agrees that the rights and defenses waived by the Guarantor in this Guaranty include any right or defense that the Guarantor may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or Section 2848 of the California Civil Code, and (iv) acknowledges and agrees that the Bank is relying on this waiver in creating the Guaranteed Indebtedness, and that this waiver is a material part of the consideration which the Bank is receiving for creating the Guaranteed Indebtedness.

(b)	The Guarantor waives any rights and defenses that are or may become available to the Guarantor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.

(c)	The Guarantor waives all rights and defenses that the Guarantor may have because any of the indebtedness is secured by real property. This means, among other things:

(i)	the Bank may collect from the Guarantor without first foreclosing on any real or personal property collateral pledged by a Borrower; and

(ii)	if the Bank forecloses on any real property collateral pledged by a Borrower (1) the amount of the indebtedness may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Bank may collect from the Guarantor even if the Bank, by foreclosing on the real property collateral, has destroyed any right the Guarantor may have to collect from such Borrower. This is an unconditional and irrevocable waiver of any rights and defenses the Guarantor may have because any of the indebtedness is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

21.	THIS GUARANTY EMBODIES THE FINAL, ENTIRE AGREEMENT OF THE GUARANTOR WITH RESPECT TO THE GUARANTOR’S GUARANTY OF THE GUARANTEED INDEBTEDNESS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THIS GUARANTY IS INTENDED BY THE GUARANTOR AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THIS GUARANTY, AND NO COURSE OF DEALING BETWEEN THE GUARANTOR AND THE BANK, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT, OR MODIFY ANY TERM OF THIS GUARANTY. THERE ARE NO ORAL AGREEMENTS BETWEEN THE GUARANTOR AND THE BANK.

22.	THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA AND THE APPLICABLE LAWS OF THE U.S.

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EXECUTED as of the      day of             , 20    .

THE GUARANTORS:

REJUVENATION INC.

SUTTER STREET MANUFACTURING, INC.

WILLIAMS-SONOMA ADVERTISING, INC.

WILLIAMS-SONOMA DIRECT, INC.

WILLIAMS-SONOMA DTC, INC.

WILLIAMS-SONOMA DTC TEXAS, INC.

WILLIAMS-SONOMA GIFT MANAGEMENT, INC.

WILLIAMS-SONOMA RETAIL SERVICES, INC.

WILLIAMS-SONOMA STORES, INC.

By:
Name:
Title:

EXHIBIT B

JOINDER AGREEMENT

This Joinder Agreement (this “Agreement”) dated as of             , 20     is executed by the undersigned (the “Debtor”) for the benefit of Wells Fargo Bank, National Association (the “Bank”) in connection with the Reimbursement Agreement dated as of August 30, 2013 (as such agreement may be amended, restated, or otherwise modified, the “Reimbursement Agreement”; capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Reimbursement Agreement) between the Bank and Williams-Sonoma, Inc. (the “Borrower”).

RECITALS:

A. The Debtor is a Subsidiary of the Borrower.

B. The Debtor will benefit from the issuance of Letters of Credit to the Borrower under the Reimbursement Agreement.

C. As consideration for the benefits derived by the Debtor as described in Recital B, the Debtor has agreed to become a party as a “Guarantor” to the Guaranty Agreement (the “Guaranty Agreement”) dated as of August 30, 2013 entered into by various Subsidiaries of the Borrower for the benefit of the Bank. The Debtor now desires to become a “Guarantor” under the Guaranty Agreement as required by the Reimbursement Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Debtor hereby agrees as follows:

AGREEMENT:

1.	The Debtor hereby assumes all the obligations of a “Guarantor” under the Guaranty Agreement and agrees that it is a “Guarantor” and bound as a “Guarantor” under the terms of the Guaranty Agreement as if it had been a signatory thereto. In accordance with the foregoing and for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Debtor irrevocably and unconditionally guarantees to the Bank the full and prompt payment and performance of the Guaranteed Indebtedness (as defined in the Guaranty Agreement) upon the terms and conditions set forth in the Guaranty Agreement.

2.	This Agreement shall be deemed to be part of, and a modification to, the Guaranty Agreement and shall be governed by all the terms and provisions of the Guaranty Agreement, which terms are incorporated herein by reference, are ratified and confirmed and shall continue in full force and effect as valid and binding agreements of the Debtor enforceable against the Debtor. The Debtor hereby waives notice of the Bank’s acceptance of this Agreement.

B-1

IN WITNESS WHEREOF, the Debtor has executed this Agreement as of the day and year first written above.

[NAME OF DEBTOR]

By:
Name:
Title:

B-2

GUARANTY AGREEMENT

(Parent)

This GUARANTY AGREEMENT (this “Guaranty”) dated as of August 30, 2013 is executed and delivered by Williams-Sonoma, Inc. (the “Guarantor”), to and in favor of the Bank (as defined below).

RECITALS:

A. The Guarantor, Williams-Sonoma Singapore Pte. Ltd. (“Williams-Sonoma Singapore” and collectively with the Parent, the “Borrowers” and each a “Borrower”) and Wells Fargo Bank, National Association (the “Bank”) are, concurrently herewith entering into a Reimbursement Agreement dated as of August 30, 2013 (as amended, restated, or otherwise modified from time to time, the “Reimbursement Agreement”; capitalized terms not otherwise defined herein shall have the same meaning as set forth for such terms in the Reimbursement Agreement).

B. The Bank has extended and will from time to time extend credit to the subsidiaries of the Guarantor constituting Borrowers under the Reimbursement Agreement, identified on Schedule A hereto, as amended or supplemented or deemed amended or supplemented from time to time in accordance with Paragraph 21 below (each a “Guaranteed Borrower” and collectively, the “Guaranteed Borrowers”).

C. The Guarantor has directly and indirectly benefitted and will directly and indirectly benefit from the Letters of Credit issued to the Guaranteed Borrowers pursuant to the Reimbursement Agreement.

D. The execution and delivery of this Guaranty is required by the Reimbursement Agreement and is a condition to the Bank’s taking any Letter of Credit Action under the Reimbursement Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Guarantor hereby irrevocably and unconditionally guarantees to the Bank the full and prompt payment and performance of the Guaranteed Indebtedness (as defined below) upon the following terms:

1.

The term “Guaranteed Indebtedness”, as used herein means all of the “Obligations”, as defined in the Reimbursement Agreement, of any Guaranteed Borrower and shall include, without limitation, (a) any and all post-petition interest and expenses (including, without limitation, Attorney Costs) whether or not allowed under any bankruptcy, insolvency, or other similar law and (b) the Guaranteed Borrowers’ obligation to reimburse the Bank for any and all drawings under Letters of Credit issued or outstanding on behalf of any Subsidiary (and notwithstanding that such other Subsidiary is obligated to reimburse such Letters of Credit); provided that, notwithstanding anything to the contrary contained in this Guaranty, the Guaranteed Indebtedness shall be limited to an aggregate amount equal to the greatest amount that would not render the Guarantor’s indebtedness, liabilities, or obligations hereunder void or voidable under Sections 544, 548, or 550 of the Bankruptcy Code or subject to being set aside or annulled under any applicable state law relating to fraud on creditors; provided, further, that, for purposes of the immediately preceding clauses, it shall be presumed that the Guaranteed Indebtedness hereunder does not equal or exceed any aggregate amount which would render the Guarantor’s indebtedness, liabilities, or obligations hereunder subject to being so avoided, set aside, or annulled, and the burden of proof to the contrary shall be on the party asserting to the contrary. Subject to but without limiting the generality of the foregoing sentence, the provisions of this Guaranty are severable and, in any legally binding action or proceeding involving any state corporate law or any bankruptcy, insolvency, fraudulent transfer, or other laws of general application relating to the enforcement of creditors’ rights and general principles of equity, if the indebtedness, liabilities, or obligations of the Guarantor hereunder would otherwise be held or determined to be void, invalid, or unenforceable on account of the amount of its indebtedness, liabilities, or obligations hereunder, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such indebtedness, liabilities, or obligations shall, for purposes of determining the Guarantor’s obligations under this Guaranty, without any further action by the Guarantor or any other Person, be automatically limited and reduced to the greatest amount which is valid and enforceable as determined in such action or proceeding.

2.	This Guaranty shall be an absolute, continuing, irrevocable, and unconditional guaranty of payment and performance and not a guaranty of collection, and the Guarantor shall remain liable on its obligations hereunder until the payment and performance in full of the Guaranteed Indebtedness. No set-off, counterclaim, recoupment, reduction, or diminution of any obligation, or any defense of any kind or nature (other than payment or performance) which any Guaranteed Borrower may have against the Bank or any other party, or which the Guarantor may have against any Guaranteed Borrower, the Bank, or any other party, shall be available to, or shall be asserted by, the Guarantor against the Bank or any subsequent holder of the Guaranteed Indebtedness or any part thereof or against payment of the Guaranteed Indebtedness or any part thereof.

3.	If the Guarantor becomes liable for any indebtedness owing by a Guaranteed Borrower to the Bank by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby, and the rights of the Bank hereunder shall be cumulative of any and all other rights that the Bank may ever have against the Guarantor. The exercise by the Bank of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

4.	In the event of default by a Guaranteed Borrower in payment or performance of the Guaranteed Indebtedness, or any part thereof, when such Guaranteed Indebtedness becomes due, whether by its terms, by acceleration, or otherwise, the Guarantor shall promptly pay the amount due thereon to the Bank, without notice or demand in lawful currency of the U.S., and it shall not be necessary for the Bank, in order to enforce such payment by the Guarantor, first to institute suit or exhaust its remedies against such Guaranteed Borrower or others liable on such Guaranteed Indebtedness, or to enforce any rights against any collateral which shall ever have been given to secure such Guaranteed Indebtedness. In the event such payment is made by the Guarantor, then the Guarantor shall be subrogated to the rights then held by the Bank with respect to the Guaranteed Indebtedness to the extent to which the Guaranteed Indebtedness was discharged by the Guarantor and, in addition, upon payment by the Guarantor of any sums to the Bank hereunder, all rights of the Guarantor against the applicable Guaranteed Borrower, any other guarantor of the Guaranteed Indebtedness, or any collateral arising as a result therefrom by way of right of subrogation, reimbursement, or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of the Guaranteed Indebtedness and no such right or remedy of subrogation, reimbursement or otherwise shall be exercised or otherwise entered (except that proofs of claim may be filed in a bankruptcy or insolvency proceeding) unless and until the Guaranteed Indebtedness has been indefeasibly paid in full.

5.	If acceleration of the time for payment of any amount payable by a Guaranteed Borrower under the Guaranteed Indebtedness is stayed upon the insolvency, bankruptcy, or reorganization of such Guaranteed Borrower, all such amounts otherwise subject to acceleration under the terms of the Guaranteed Indebtedness shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Bank.

6.	The Guarantor hereby agrees that its obligations under this Guaranty shall not be released, discharged, diminished, impaired, reduced, or affected for any reason or by the occurrence of any event, including, without limitation, one or more of the following occurrences or events, whether or not with notice to or the consent of the Guarantor: (a) the taking or accepting of collateral as security for any or all of the Guaranteed Indebtedness or the release, surrender, exchange, or subordination of any collateral now or hereafter securing any or all of the Guaranteed Indebtedness; (b) any partial release of the liability of the Guarantor hereunder, or the full or partial release of any other guarantor of the Guaranteed Indebtedness from liability for any or all of the Guaranteed Indebtedness; (c) any disability of a Guaranteed Borrower, or the dissolution, insolvency, or bankruptcy of a Guaranteed Borrower, the Guarantor, or any other party at any time liable for the payment of any or all of the Guaranteed Indebtedness; (d) any renewal, extension, modification, waiver, amendment, or rearrangement of any or all of the Guaranteed Indebtedness or any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (e) any adjustment, indulgence, forbearance, waiver, or compromise that may be granted or given by the Bank to any Guaranteed Borrower, the Guarantor, or any other party ever liable for any or all of the Guaranteed Indebtedness; (f) any neglect, delay, omission, failure, or refusal of the Bank to take or prosecute any action for the collection of any of the Guaranteed Indebtedness or to foreclose or take or prosecute any action in connection with any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (g) the unenforceability or invalidity of any or all of the Guaranteed Indebtedness or of any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (h) any payment by any Guaranteed Borrower or any other party to the Bank is held to constitute a preference under applicable bankruptcy or insolvency law or if for any other reason the Bank is required to refund any payment or pay the amount thereof to someone else; (i) the settlement or compromise of any of the Guaranteed Indebtedness; (j) the non-perfection of any Lien securing any or all of the Guaranteed Indebtedness; (k) any impairment of any collateral securing any or all of the Guaranteed Indebtedness; (1) the failure of the Bank to sell any collateral securing any or all of the Guaranteed Indebtedness in a commercially reasonable manner or as otherwise required by law; (m) any change in the corporate existence, structure, or ownership of the Guaranteed Borrowers; or (n) any other circumstance which might otherwise constitute a defense available to, or discharge of, any Guaranteed Borrower, the Guarantor, or any other party at any time liable for the payment of any or all of the Guaranteed Indebtedness other than payment of the Guaranteed Indebtedness.

7.	The Guarantor represents and warrants as follows:

(a) All of the representations and warranties in the Reimbursement Agreement relating to the Guarantor are true and correct as of the Closing Date and on each date the representations and warranties hereunder are restated pursuant to the Transaction Documents with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date or to the extent that a fact, event, or circumstance has occurred that makes such representation or warranty untrue but which is not prohibited to occur or exist (or which does not cause a Default or an Event of Default) under the Transaction Documents.

(b) The value of the consideration received and to be received by the Guarantor as a result of the Borrowers and the Bank entering into the Reimbursement Agreement and the Guarantor’s executing and delivering this Guaranty and the other Transaction Documents to which it is a party is reasonably worth at least as much as the liability and obligation of the Guarantor hereunder and thereunder, and the Reimbursement Agreement and the extension of credit to the Borrowers thereunder have benefitted and may reasonably be expected to benefit the Guarantor directly or indirectly. Execution and delivery of this Guaranty and the other Transaction Documents to which the Guarantor is a party is necessary or convenient to the conduct, promotion, and attainment of the business of the Guarantor.

(c) The Guarantor has, independently and without reliance upon the Bank and based upon such documents and information as the Guarantor has deemed appropriate, made its own analysis and decision to enter into the Transaction Documents to which it is a party.

(d) The Guarantor has adequate means to obtain from the Guaranteed Borrowers on a continuing basis information concerning the financial condition and assets of the Guaranteed Borrowers, and the Guarantor is not relying upon the Bank to provide (and the Bank shall not have any duty to provide) any such information to the Guarantor either now or in the future.

8.	During the existence of an Event of Default, the Bank shall have the right to set-off and apply against this Guaranty or the Guaranteed Indebtedness or both, at any time and without notice to the Guarantor, any and all deposits (general or special, time or demand, provisional or final, but excluding any account established by the Guarantor as a fiduciary for another party) or other sums at any time credited by or owing from the Bank to the Guarantor whether or not the Guaranteed Indebtedness is then due and irrespective of whether or not the Bank shall have made any demand under this Guaranty. The Bank agrees promptly to notify the Parent after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights and remedies of the Bank hereunder are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

9.

(a) The Guarantor hereby agrees that the Subordinated Indebtedness (as defined below) shall be subordinate and junior in right of payment to the prior indefeasible payment in full of all Guaranteed Indebtedness as herein provided. The Subordinated Indebtedness shall not be payable, and no payment of principal, interest, or other amounts on account thereof, and no property or guarantee of any nature to secure or pay the Subordinated Indebtedness or any part thereof shall be made or given, directly or indirectly by or on behalf of any Debtor (as defined below) or received, accepted, retained, or applied by the Guarantor unless and until the Guaranteed Indebtedness shall have been indefeasibly paid in full in cash; except that prior to occurrence of an Event of Default, the Guarantor shall have the right to receive payments on the Subordinated

Indebtedness made in the ordinary course of business unless, and except to the extent that, the payment or receipt of such payments is prohibited or otherwise restricted by the Reimbursement Agreement or another Transaction Document other than this Guaranty. During the existence of a Default, no payments of principal or interest may be made or given, directly or indirectly, by or on behalf of any Debtor or received, accepted, retained, or applied by the Guarantor, except for payments in Securities subordinated at least to the same extent as the Subordinated Indebtedness, unless and until the Guaranteed Indebtedness shall have been indefeasibly paid in full in cash. If any sums shall be paid to the Guarantor by any Debtor or any other Person on account of the Subordinated Indebtedness when such payment is not permitted hereunder, such sums shall be held in trust by the Guarantor for the benefit of the Bank and shall forthwith be paid to the Bank without affecting the liability of the Guarantor under this Guaranty and may be applied by the Bank against the Guaranteed Indebtedness in accordance with the terms of the Reimbursement Agreement. Upon the request of the Bank, the Guarantor shall execute, deliver, and endorse to the Bank such documentation as the Bank may request to perfect, preserve, and enforce its rights hereunder. For purposes of this Guaranty, the term “Subordinated Indebtedness” means all indebtedness, liabilities, and obligations of the Borrowers or any other party obligated at any time to pay any of the Guaranteed Indebtedness other than the Guarantor (the Borrowers and such other obligated parties are referred to herein as the “Debtors”) to the Guarantor, whether such indebtedness, liabilities, and obligations now exist or are hereafter incurred or arise, or are direct, indirect, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such indebtedness, liabilities, or obligations are evidenced by a note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such indebtedness, obligations, or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by the Guarantor.

(b) The Guarantor agrees that any and all Liens (including, without limitation, any judgment liens), upon any Debtor’s assets securing payment of any Subordinated Indebtedness shall be and remain inferior and subordinate to any and all Liens, if any, upon any Debtor’s assets securing payment of the Guaranteed Indebtedness, or any part thereof, regardless of whether such Liens in favor of the Guarantor or the Bank presently exist or are hereafter created or attached. Without the prior written consent of the Bank, until final repayment in full of all Guaranteed Indebtedness, the Guarantor shall not (i) file suit against any Debtor or exercise or enforce any other creditor’s right it may have against any Debtor (provided that the Guarantor may file proofs of claim against any Guaranteed Borrower or any other Debtor in any bankruptcy or insolvency proceeding), or (ii) foreclose, repossess, sequester, or otherwise take steps or institute any action or proceedings (judicial or otherwise, including, without limitation, the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief, or insolvency proceeding) to enforce any obligations of any Debtor to the Guarantor or any Liens held by the Guarantor on assets of any Debtor.

(c) In the event of any receivership, bankruptcy, reorganization, rearrangement, debtor’s relief, or other insolvency proceeding involving any Debtor as debtor, the Bank shall have the right to prove and vote any claim under the Subordinated Indebtedness and to receive directly from the receiver, trustee, or other court custodian all dividends, distributions, and payments made in respect of the Subordinated Indebtedness, except payments in Securities subordinated at least to the same extent as the Subordinated Indebtedness, until the Guaranteed Indebtedness has been indefeasibly paid in full in cash. The Bank may apply any such dividends, distributions, and payments against the Guaranteed Indebtedness in accordance with the terms of the Reimbursement Agreement.

(d) The Guarantor agrees that all promissory notes, accounts receivable, ledgers, records, or any other evidence of Subordinated Indebtedness shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Guaranty.

10.	No amendment or waiver of any provision of this Guaranty or consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank except as otherwise provided in the Reimbursement Agreement. No failure on the part of the Bank to exercise, and no delay in exercising, any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

11.	Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by the Guaranteed Borrowers or others (including, without limitation, any guarantor of the Guaranteed Indebtedness), with respect to any of the Guaranteed Indebtedness shall, if the statute of limitations in favor of the Guarantor against the Bank shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

12.	This Guaranty is for the benefit of the Bank and its successors and assigns, and, in the event of an assignment of the Guaranteed Indebtedness, or any part thereof, the rights and benefits hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty is binding not only on the Guarantor, but on the Guarantor’s successors and assigns.

13.	The Guarantor recognizes that the Bank is relying upon this Guaranty and the undertakings of the Guarantor hereunder and under the other Transaction Documents to which the Guarantor is a party in making extensions of credit to the Borrowers under the Reimbursement Agreement and further recognizes that the execution and delivery of this Guaranty and the other Transaction Documents to which the Guarantor is a party is a material inducement to the Bank in entering into the Reimbursement Agreement and continuing to extend credit thereunder. The Guarantor hereby acknowledges that there are no conditions to the full effectiveness of this Guaranty or any other Transaction Document to which it is a party.

14.	Any notice or demand to the Guarantor under or in connection with this Guaranty or any other Transaction Document to which it is a party shall be deemed effective if given to the Guarantor, at the address of the Borrowers in accordance with the notice provisions in the Reimbursement Agreement.

15.	The Guarantor shall pay on demand all Attorney Costs and all other reasonable costs and expenses incurred by the Bank in connection with the administration, enforcement, or collection of this Guaranty.

16.	The Guarantor hereby waives promptness, diligence, notice of any default under the Guaranteed Indebtedness, demand of payment, notice of acceptance of this Guaranty, presentment, notice of protest, notice of dishonor, notice of the incurring by any Guaranteed Borrower of additional indebtedness, and all other notices and demands with respect to the Guaranteed Indebtedness and this Guaranty.

17.	The Reimbursement Agreement, and all of the terms thereof, are incorporated herein by reference the same as if stated verbatim herein, and the Guarantor agrees that the Bank may exercise any and all rights granted to it under the Reimbursement Agreement and the other Transaction Documents without affecting the validity or enforceability of this Guaranty.

18.	Notwithstanding any provision of this Guaranty to the contrary:

(a)	The Guarantor understands and acknowledges that if the Bank forecloses, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the indebtedness, that foreclosure could impair or destroy any ability that the Guarantor may have to seek reimbursement, contribution, or indemnification from the Guaranteed Borrowers or others based on any right the Guarantor may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by the Guarantor under this Guaranty. The Guarantor further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of the Guarantor’s rights, if any, may entitle the Guarantor to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968). By executing this Guaranty, the Guarantor freely, irrevocably, and unconditionally (i) waives and relinquishes that defense and agrees that the Guarantor will be fully liable under this Guaranty even though the Bank may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Guaranteed Indebtedness, (ii) agrees that the Guarantor will not assert that defense in any action or proceeding which the Bank may commence to enforce this Guaranty, (iii) acknowledges and agrees that the rights and defenses waived by the Guarantor in this Guaranty include any right or defense that the Guarantor may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or Section 2848 of the California Civil Code, and (iv) acknowledges and agrees that the Bank is relying on this waiver in creating the Guaranteed Indebtedness, and that this waiver is a material part of the consideration which the Bank is receiving for creating the Guaranteed Indebtedness.

(b)	The Guarantor waives any rights and defenses that are or may become available to the Guarantor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.

(c)	The Guarantor waives all rights and defenses that the Guarantor may have because any of the indebtedness is secured by real property. This means, among other things:

(i)	the Bank may collect from the Guarantor without first foreclosing on any real or personal property collateral pledged by a Guaranteed Borrower; and

(ii)	if the Bank forecloses on any real property collateral pledged by a Guaranteed Borrower (1) the amount of the indebtedness may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Bank may collect from the Guarantor even if the Bank, by foreclosing on the real property collateral, has destroyed any right the Guarantor may have to collect from such Guaranteed Borrower. This is an unconditional and irrevocable waiver of any rights and defenses the Guarantor may have because any of the indebtedness is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

19.	THIS GUARANTY EMBODIES THE FINAL, ENTIRE AGREEMENT OF THE GUARANTOR WITH RESPECT TO THE GUARANTOR’S GUARANTY OF THE GUARANTEED INDEBTEDNESS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THIS GUARANTY IS INTENDED BY THE GUARANTOR AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THIS GUARANTY, AND NO COURSE OF DEALING BETWEEN THE GUARANTOR AND THE BANK, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT, OR MODIFY ANY TERM OF THIS GUARANTY. THERE ARE NO ORAL AGREEMENTS BETWEEN THE GUARANTOR AND THE BANK.

20.	THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA AND THE APPLICABLE LAWS OF THE U.S.

21.

From time to time the Guarantor and the Bank may amend or supplement Schedule A hereto to add or delete Guaranteed Borrowers or to change other information thereon by a written instrument executed by the Bank and the Guarantor. Any such amended Schedule A shall be deemed to replace or supplement, as applicable, the prior Schedule A without further action by any party hereto; provided that (i) Schedule A shall be automatically deemed amended to include any extensions of credit extended to any subsidiary of the Guarantor in reliance on this Guaranty, (ii) no amendment shall terminate this Guaranty as to Guaranteed Obligations which remain outstanding or to extensions of credit made pursuant to existing commitments which would have been Guaranteed Obligations but for such amendment (including, in each case, all renewals, compromises, extensions and modifications of such Guaranteed Obligations), (iii) no amendment shall limit the rights of the Bank under paragraph 2 hereof, and (iv) no amendment shall in itself be deemed a commitment by the Bank to extend any credit.

[Remainder of page intentionally left blank]

Executed this          day of             ,         .

WILLIAMS-SONOMA, INC.

By:
Name:
Title:

Address:

SCHEDULE A TO

PARENT CONTINUING GUARANTY

Subject to Paragraph 21 of the Parent Continuing Guaranty to which this Schedule is or will be attached, the following entities will be Guaranteed Borrowers under the Parent Continuing Guaranty, and all obligations constituting Guaranteed Indebtedness shall be guaranteed pursuant thereto:

Borrowers

Williams-Sonoma Singapore Pte. Ltd.

[LETTER AMENDING SCHEDULE A]

(May be sent from Bank to the Guarantor or vice versa)

                 , 201

Att:

Re: Williams-Sonoma, Inc. Parent Continuing Guaranty dated as of August 30, 2013

Ladies and Gentleman:

We refer to that certain Parent Continuing Guaranty dated as of August 30, 2013 made by Williams-Sonoma, Inc. (the “Guarantor”) in favor of Wells Fargo Bank, National Association and affiliates (as amended from time to time, the “Guaranty;” terms not defined herein have the meanings assigned to them in the Guaranty), pursuant to which the Guarantor guarantees the obligations of certain of its subsidiaries and affiliates of Guarantor.

Subject to Paragraph 21 of the Guaranty, the undersigned hereby confirm their agreement that Schedule A to the Guaranty is hereby amended and restated as set forth in Schedule A hereto and all references in the Guaranty and any other documents evidencing the Obligations shall refer to the Guaranty as amended hereby. This letter may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute but one and the same instrument.

Very truly yours,

By
Name
Title

Agreed and Accepted:

By:
Title:

Amended as of

SCHEDULE A TO PARENT CONTINUING GUARANTY

Subject to Paragraph 21 of the Parent Continuing Guaranty to which this Schedule is or will be attached, the following entities will be Guaranteed Borrowers under the Parent Continuing Guaranty, and all obligations constituting Guaranteed Indebtedness shall be guaranteed pursuant thereto:

BORROWERS

[REFER TO ORIGINAL SCHEDULE A FOR FORMAT]

C - 13